Exhibit 2.1

SHARE SALE AGREEMENT

AMONG

CHEVRON ORONITE COMPANY LLC

(Oronite)

LUIS AVELINO MOLINA MONTES

(Local Sellers’ Representative)

individually and for and on behalf of

EACH OF THE OTHER SELLERS LISTED ON EXHIBIT A HERETO

(the Local Sellers)

AFTON CHEMICAL DE MÉXICO S.A. DE C.V.

(Buyer)

NEWMARKET CORPORATION

(Buyer Guarantor)

ADITIVOS MEXICANOS, S.A. DE C.V.

(the Company)

and

AFTON CHEMICAL CORPORATION

(Afton Chemical)

Effective Date: December 16, 2016

SHARE SALE AGREEMENT

i

SHARE SALE AGREEMENT

This SHARE SALE AGREEMENT (“Agreement”) dated as of December 16, 2016 (the “Effective Date”) is made by and among CHEVRON ORONITE COMPANY LLC, a Delaware limited liability company, with offices at 6001 Bollinger Canyon Road, San Ramon, California 94583 (“Oronite”), LUIS AVELINO MOLINA MONTES, an individual resident of Mexico, individually and in his capacity as agent and attorney-in-fact (“Local Sellers’ Representative”) for and on behalf of each of the persons other than Mr. Molina listed on Exhibit A (Mr. Molina together with such other persons listed on Exhibit A, individually a “Local Seller” and collectively the “Local Sellers”, and the Local Sellers together with Oronite, individually a “Seller” and collectively “Sellers”) under and in accordance with the Power of Attorney and Appointment of Local Sellers’ Representative set forth on Exhibit B, AFTON CHEMICAL DE MÉXICO S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States, with offices at Av. Insurgentes Sur No. 826, Piso 7, Col. Del Valle Centro, Ciudad de México, C.P. 03100 México (“Buyer”), NEWMARKET CORPORATION, a Virginia corporation with offices at 330 South Fourth Street, Richmond, Virginia 23219 (“Buyer Guarantor”), which shall be a Party to this Agreement solely for the purposes of Sections 2.7, 4.3, 8.3, and 13 hereof, ADITIVOS MEXICANOS, S.A. DE C.V, a sociedad anónima de capital variable organized under the laws of the United Mexican States, with offices at Corporativo MCS, Piso 14 Oficina 1401, Av. Miguel de Cervantes Saavedra 193, Col. Granada, 11520 México, D.F. México (the “Company”), and AFTON CHEMICAL CORPORATION, a Delaware corporation, with offices at 500 Spring Street, Richmond, Virginia 23219, which shall be a Party to this Agreement solely for the purposes of Section 13 (“Afton Chemical”). “Party” means the Company, Buyer, Buyer Guarantor, Oronite, each Local Seller (represented by the Local Sellers’ Representative) and Afton Chemical, and “Parties” means two or more of any of them (as the context requires).

RECITALS

A.	The Local Sellers collectively own 552,198 common shares of the Company’s capital stock, and Oronite owns 379,436 common shares of the Company’s capital stock. Accordingly, Sellers collectively own 931,634 common shares of the Company representing in excess of 99% of the issued and outstanding common shares of the Company’s capital stock (the “Shares”).

B.	Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares owned by Sellers on the terms and conditions set out in this Agreement.

C.	In consideration of the foregoing premises (which are incorporated and made part of this Agreement by this reference) and the mutual promises set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.	DEFINITIONS, INTERPRETATIONS AND EXHIBITS

1.1	Definitions.

(A)	As used in this Agreement, these words or expressions have the following meanings:

(1)	“Accounting Referee” has the meaning given in Exhibit C.

(2)	“Affiliate” means any legal entity which controls, is controlled by, or is under common control with, another legal entity. An entity is deemed to “control” another if it owns directly or indirectly at least 50% of either of the following: (a) the shares entitled to vote at a general election of directors or other governing body of such other entity; or (b) the voting interest in such other entity if such entity does not have either shares or directors or other governing body.

(3)	“Afton Chemical” has the meaning given in the introductory paragraph of this Agreement.

(4)	“Agreement” means this Share Sale Agreement, including all attached Exhibits and Schedules.

(5)	“Alternative Arrangements” has the meaning given in Section 11.5(F).

(6)	“Amendment to Contract dated September 1, 2012” means that certain Second Amendment to Contract of Sale dated September 1, 2012, to be entered into contemporaneously with the Closing, by and among Oronite, the Company and Afton Chemical, substantially in the form set out in Exhibit F.

(7)	“Ancillary Agreements” means the Amendment to Contract dated September 1, 2012 and the Technology License Agreement.

(8)	“Assets” means the assets and properties of the Company, including any Conditional Contract to the extent continued after the Closing in accordance with Section 4.4, but excluding the Oronite Intellectual Property and the Terminating Contracts.

(9)	“Asset Documents” means the agreements and documents to which the Company is a party and through which the rights to any of the Assets are derived.

(10)	“Banking Day” means a day other than Saturday or Sunday or any other day on which banks located in Mexico City or New York City are required or authorized to be closed.

(11)	“Business Day” means a day other than Saturday or Sunday or any other day on which banks located in Mexico City are required or authorized to be closed.

(12)	“Buyer” has the meaning given in the introductory paragraph of this Agreement.

(13)	“Buyer Guarantor” has the meaning given in the introductory paragraph of this Agreement.

(14)	“Buyer Guaranty” has the meaning given in Section 2.7.

(15)	“Buyer Indemnitees” has the meaning given in Section 11.2.

(16)	“Chevron Brand” means “CHEVRON”, the Chevron Hallmark, “ORONITE”, “OLOA”, “ODA”, “OGA”, “OFA”, “Paratone”, “Adding Up”, “Making the things that go, go better”, “HDFLEX ADDVANTAGE”, “PCFLEX ADDVANTAGE”, “MAPS MARINE AND POWERGEN SYSTEM” (including any translations or transliterations thereof), and any other trademarks and services marks (whether registered or unregistered), house marks, marks of ownership, business names, domain names, meta tags, trading (including fictitious) names, service names, package shapes, color patterns and/or schemes, styles of labelling, designs, logos, indicia, emblems, retails and other formats, slogans, signage, advertising, communications materials and other manifestations characteristic of any of the foregoing owned by Oronite or its Affiliates, their goods, services and/or activities, including copyrights, design rights and goodwill therein.

(17)	“Claim Notice” has the meaning given in Section 11.6(B).

(18)	“Closing” has the meaning given in Section 5.1.

(19)	“Closing Date” means the date on which the Closing occurs.

(20)	“Closing Payment” has the meaning given in Section 2.2(B).

(21)	“Closing Statement” has the meaning given in Exhibit C.

(22)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(23)	“Combined Pro Rata Share” means, in respect of any Seller, a fraction of which the numerator is the number of Shares held by such Seller and the denominator is the total number of Shares held by all Sellers.

(24)	“Company” has the meaning given in the introductory paragraph of this Agreement.

(25)

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the (a) financial condition, business, Assets, properties or results of operations of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) any changes in general political or economic conditions; (ii) any changes in general financial or securities markets conditions (including changes in exchange rates, commodities markets, exchange controls, monetary policy and inflation); (iii) any event, circumstance, change or effect that affects the industry in which the Company operates generally; (iv) any changes in Laws or interpretations thereof applicable to or affecting the Company; (v) any changes in MFRS or other accounting principles or requirements; (vi) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any natural disaster or other calamity; (vii) changes arising from the consummation of the transactions contemplated hereunder, or the announcement or the existence of this Agreement and the transactions contemplated hereby (including (1) the impact thereof on relationships with employees or contractors of the Company and (2) any actions by competitors in response thereto); (viii) any reduction in the price of services or products offered by the Company in response to the reduction in price of comparable services or products offered by a competitor; or (ix) compliance with the terms of, or the taking of any action permitted, contemplated or required by, or the not-taking of any action prohibited by, this Agreement, or the taking or not-taking of any such action with the prior written consent of the other Parties hereto.

(26)	“Company Plant” means that certain Owned Real Property located in San Juan del Río, States of Queretaro, Mexico comprised of approximately 10.5 acres (42,491 square meters), together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company and more specifically described in Public Deeds No. 505 and 5996, dated as of June 18, 1986 and February 27, 1991, respectively.

(27)	“Company Representations” has the meaning given in Section 8.4.

(28)	“Company Service Provider” means each Person described in Exhibit D.

(29)	“Company Transaction Expenses” means the collective amount of all fees and expenses of the Company Service Providers that remain unpaid as of Closing, plus any payments authorized by the Company prior to the Closing and made or owing by the Company to any of its directors, officers or employees solely in connection with, or as of a result of, the consummation of the sale of Shares contemplated by this Agreement, including any change of control or retention bonuses or similar payments to any employees that are triggered by or paid by the Company solely as of a result of the consummation of the sale of Shares contemplated by this Agreement.

(30)	“Competition Law” means the Mexican Economic Competition Law (Ley Federal de Competencia Económica), as amended, and the rules and regulations promulgated thereunder.

(31)	“Competition Commission” means the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica).

(32)	“Conditional Contract” means each contract, agreement and other instrument described in Exhibit E, including all exhibits, schedules, appendices and other attachments thereto, and all amendments and other modifications thereto.

(33)	“Conditional Contract Counterparties” has the meaning given in Section 4.4.

(34)	“Conditions Precedent” means the events referred to in Section 3.

(35)	“Confidential Information” means, as to any specified Person, all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is not already generally available to the public or in the public domain that relates to the business, products, services or research or development of such Person or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (b) identities of, individual requirements of, specific contractual (including licensing) arrangements with, and information about, such Person’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information, (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto, (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable), and (e) other intellectual property of such Person. Notwithstanding the foregoing, with respect to Section 13.4, “Confidential Information” of the Company does not include, and no Seller shall have any obligation under this Agreement with respect to, information of the Company that (i) is or becomes available to any of the Sellers on a non-confidential basis from a source other than the Company, provided, that such disclosure by such other source was not made in violation of a confidentiality obligation to the Company, (ii) is generally available to the public on the date of this Agreement or (iii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible under this Agreement.

(36)	“Confidentiality Agreements” means each of:

(a)	Confidentiality Agreement, dated September 25, 2015, by and between the Company and Afton Chemical;

(b)	Confidentiality Agreement, dated February 2, 2016, by and between the Company and Afton Chemical; and

(c)	Confidentiality Agreement, dated March 15, 2016, by and between Oronite and Afton Chemical.

(37)	“Continuing Employees” has the meaning given in Section 9.1.

(38)	“Debranding Deadline” has the meaning given in Section 6.3(A).

(39)	“Deductible” has the meaning given in Section 11.5(B).

(40)	“Deficiency” has the meaning given in Section 2.3(B)(2).

(41)	“Direct Claim” has the meaning given in Section 11.6(F).

(42)	“Dispute” means any dispute or controversy arising out of this Agreement, including any indemnification claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination or breach of this Agreement, whether based in contract, tort or in any other manner.

(43)	“Effective Date” has the meaning given in the introductory paragraph of this Agreement.

(44)	“Encumbrance” means any mortgage, pledge, security interest, levy, assessment, conditional sales agreement, title retention contract, use restriction, reverter right, option to purchase, lease or repurchase, right of use, refusal, setoff or offer, encumbrance, lien (statutory or otherwise), priority, charge, right of first refusal, deed of trust, option, proxy, voting trust, encroachment, easement, right-of-way, license to a third party, lease to a third party, or other right of others or restriction on transfer, or any agreement to give any of the foregoing.

(45)	“Environment” means all forms of fauna, flora, soil, surface or subsurface waters, land, ground, surface or subsurface strata, ambient air or any other environmental medium, and “Environmental” shall be construed as pertaining to the “Environment”.

(46)	“Environmental Laws” means any applicable Law, statute, treaty, convention, rule, regulation, ordinance, code, decree, injunction, criteria, guideline, directive, writ, order or judgment (including common law), and any requirement thereunder, relating to the Environment, natural resources, human health or safety, hazardous materials, waste material, oil, oil waste, by-products and components, naturally occurring radioactive materials (NORM), petroleum and petroleum waste, polychlorinated biphenyls, asbestos, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials, pollution, contamination, noise, or vibrations, each as from time to time has been or may be amended or adopted.

(47)	“Environmental Materials” means any information, documents, notes, analyses, compilations, studies, reports, interpretations or other documents related to Environmental matters, Environmental Laws or Environmental Obligations pertaining to the Company or the Assets.

(48)	“Environmental Obligations” means any and all Losses and other obligations relating to Environmental Laws or Remediation, including Losses relating to the presence, release, emission or discharge of hazardous materials, pollution, contaminants or other regulated substances in or into the air, surface water, ground water, soil, land surface, subsurface strata, soil vapor or otherwise in the Environment or indoor environment, including obligations relating to investigating, testing, sampling, assessing, monitoring and Remediation of such hazardous materials, pollution, contaminants or other regulated substances as required by any applicable Laws; obligations arising from demands or claims by a Governmental Entity or other Person for enforcement, abandonment, restoration, plugging, decommissioning, cleanup, Remediation, removal, response or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any demand or claim based on any Environmental Law; and obligations relating to abandonment, restoration, plugging, decommissioning or reinstating any area of land, foreshore or seabed, wherever situated.

(49)	“Escrow Indemnification Payable” has the meaning given in Section 11.7(A).

(50)	“Estimated Purchase Price” means:

(a)	US$182,500,000 multiplied by a fraction the numerator of which is the total number of Shares held by all Sellers and the denominator is the total number of outstanding shares of the capital stock of the Company as of the Closing; plus

(b)	the amount (if any) by which Estimated Working Capital exceeds Target Working Capital; and minus

(c)	the amount (if any) by which Target Working Capital exceeds Estimated Working Capital.

(51)	“Estimated Working Capital” means Sellers’ estimate of Final Working Capital, which shall be subject to Buyer’s approval in accordance with Section 2.2(A) and Exhibit C.

(52)	“Final Closing Payment” means that amount to be paid by Buyer to Sellers, or by Sellers to Buyer, as a result of the post-closing payment calculation pursuant to Section 2.3.

(53)	“Final Closing Statement” has the meaning given in Exhibit C.

(54)	“Final Working Capital” has the meaning given in Exhibit C.

(55)	“Financial Statements” has the meaning given in Section 8.4(L)(1).

(56)	“Fundamental Representations” means the following representations and warranties: Sections 8.1(A)-(F), 8.2(A)-(E), 8.3, and 8.4(A)-(F).

(57)	“Governmental Entity” means any department, authority, ministry, commission, or agency of a national or federal government, and any central, regional, state, local, municipal or other governmental entity, and any subdivision of the foregoing or any Person owned or controlled by any such government.

(58)	“Government Official” means any officer or employee of any Governmental Entity or Public International Organization, or any political party official or any candidate for political office.

(59)	“Hazardous Substances” means (a) those substances, materials or wastes (solid, liquid, mineral or gas), in each case, defined as “toxic”, “hazardous”, “acutely hazardous”, “pollutants”, “contaminants”, or otherwise regulated under Environmental Laws due to their dangerous or deleterious properties and characteristics; (b) petroleum and petroleum products, including crude oil and any fractions thereof and additives thereto; and (c) polychlorinated biphenyls, asbestos, and asbestos containing materials.

(60)	“Income Taxes” means any tax imposed on net income or profits, including all net income, applicable withholdings, profits, earnings, capital gain, gross receipts, excess profits or any other similar tax imposed by a Tax Authority, including any related interest, fine or penalties.

(61)	“Income Tax Return” means any Tax Return relating to Income Taxes.

(62)	“Indebtedness” means, as of any time with respect to any specified Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other obligations of indebtedness (including any prepayment premiums or termination penalties and fees or penalties payable as a result of the consummation of the transactions contemplated by this Agreement):

(a)	for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses that arise in the ordinary course of business and are included in Final Working Capital);

(b)	evidenced by any note, bond, debenture, letter of credit (to the extent drawn against) or other debt security;

(c)	created or arising under any capitalized lease;

(d)	for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise;

(e)	all indebtedness held by any Person other than the specified Person and secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than a Permitted Encumbrance) on any property owned by the specified Person, whether or not the indebtedness secured thereby has been assumed; and

(f)	any amounts owed by the specified Person to Affiliates of the specified Person for borrowed money.

(63)	“Indemnified Party” has the meaning given in Section 11.6.

(64)	“Indemnifying Party” has the meaning given in Section 11.6.

(65)	“Individual Seller Representations” has the meaning given in Section 8.1.

(66)	“Intellectual Property” means all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: patents, patent applications, and all divisional, continuation, continuation-in-part, reissue, reexamination, and extension applications for letters patent; trademarks, service marks, trade dress, trade names, logos, corporate names and assumed names, and other similar indicia or origin, whether or not such are registered or unregistered under the Laws of any jurisdiction, and all goodwill associated therewith and all registrations and applications therefor; copyrights, whether registered or unregistered, and all copyright registrations and applications to register the same; internet domain names; software; trade secrets, including, without limitation, business information and technical information, and any formula, pattern, program, device compilation of information, method, technique or process and all other categories of trade secrets; know-how; and all other proprietary rights in intellectual property of every kind and nature, in each case, to the extent protectable by applicable Law.

(67)	“Interim Period” means the period of time from and including the Effective Date until and including the earlier to occur of the termination of this Agreement as provided herein and the Closing Date.

(68)	“Knowledge” or “Known” (or any derivations thereof) means, with respect to the Company, the actual knowledge of Rafael Luis Suárez Sánchez (Financial and Administrative Manager), Luis Rafael Sánchez Kramer (Operations and IT Manager), José María Suazo López (Technical Manager), Enrique Cuitláhuac Magaña Compean (Production Manager), Luis Fernando Molina Casas (General Director), and Gabriel Pérez Aguiar Arceo (Sales Manager) (none of whom shall have any personal liability or obligations regarding such knowledge solely by their being included in this definition), in each case, after reasonable inquiry and investigation, but solely regarding the matters within each such individual’s principal respective designated area of responsibility.

(69)	“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(70)	“Leased Real Property” has the meaning given in Section 8.4(Q)(3).

(71)	“LISR” has the meaning given in Section 2.6(D).

(72)	“Local Seller Pro Rata Share” means, in respect of any Local Seller, a fraction of which the numerator is the number of Shares held by such Local Seller and the denominator is the total number of Shares held by all Local Sellers.

(73)	“Local Sellers” has the meaning given in the introductory paragraph of this Agreement.

(74)	“Local Sellers’ Escrow Agent” has the meaning given in Section 2.2(B)(2).

(75)	“Local Sellers’ Escrow Agreement” has the meaning given in Section 2.2(B)(2).

(76)	“Local Sellers’ Indemnification Escrow Account” has the meaning given in Section 2.2(B)(2).

(77)	“Local Sellers’ Indemnification Escrow Amount” has the meaning given in Section 2.2(B)(2).

(78)	“Local Sellers’ Percentage” means a fraction of which the numerator is the number of Shares held by all Local Sellers and the denominator is the total number of Shares held by all Sellers.

(79)	“Local Sellers’ Representative” has the meaning given in the introductory paragraph of this Agreement.

(80)	“Local Sellers’ Trustee” means Banco Monex, S.A., Institución de Banca Múltiple, Grupo Financiero Monex.

(81)	“Loss” or “Losses” means losses, damages, liabilities, judgments, deficiencies, interest, awards, penalties, fines, costs or expenses of whatever kind, including any Tax or other amount payable with respect to Taxes and including reasonable attorneys’ fees; provided, that “Losses” shall not include any punitive, incidental, exemplary, special or indirect damages, except that such excluded damages shall be deemed “Losses” solely in respect of Third Party Claims to the extent such damages are actually awarded by a Governmental Entity pursuant to such a Third Party Claim.

(82)

“Material Contract” excludes the Terminating Contracts and the Conditional Contracts, but otherwise means (a) each employment contract providing annual compensation in excess of US$100,000; (b) any collective bargaining agreement; (c) any contract relating to Indebtedness; (d) any contract with a Governmental Entity; (e) each contract with a third party intermediary, including sales representatives, distributors or related consultants; (f) each contract under which the

Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any contract under which the aggregate annual rental payments do not exceed US$100,000; (g) each contract under which the Company is lessor of or permits any Third Party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any contract under which the annual rental payments do not exceed $100,000; (h) any partnership agreements and joint venture agreements relating to the Company; (i) each contract prohibiting the Company from freely engaging in any material business, including restrictions on the Company’s ability to compete; (j) each contract or group of related contracts with the same party for the purchase or sale of product, services, marketing or advertising, involving payments in excess of $100,000; and (k) any other contract that involves the expenditure, payment or receipt of more than $100,000 in the aggregate and is not terminable by the Company without penalty on notice of 90 days or less.

(83)	“Material Permits” has the meaning given in Section 8.4(O)(1).

(84)	“Material Real Property Lease” has the meaning given in Section 8.4(Q)(3).

(85)	“MFRS” means the Mexican Financial Reporting Standards consistently applied.

(86)	“Month End” means 11:59 p.m., Mexico City time, as of the last day of the calendar month next preceding the Closing Date.

(87)	“MXN Pesos” or “MXN$” means Mexican Pesos.

(88)	“Non-Solicitation Period” has the meaning given in Section 14.1.

(89)	“Notice of Disagreement” has the meaning given in Exhibit C.

(90)	“Oronite” has the meaning given in the introductory paragraph of this Agreement.

(91)	“Oronite Escrow Agent” has the meaning given in Section 2.2(B)(3).

(92)	“Oronite Escrow Agreement” has the meaning given in Section 2.2(B)(3).

(93)	“Oronite Indemnification Escrow Account” has the meaning given in Section 2.2(B)(3).

(94)	“Oronite Indemnification Escrow Amount” has the meaning given in Section 2.2(B)(3).

(95)	“Oronite Intellectual Property” means the interests within the meaning of Chevron Brand as defined herein and the interests described in Exhibit G.

(96)	“Oronite Percentage” means a fraction of which the numerator is the number of Shares held by Oronite and the denominator is the total number of Shares held by all Sellers.

(97)	“Outside Date” means the 1-year anniversary of the Effective Date, or such other date as Buyer, Oronite and the Local Sellers’ Representative may mutually agree to in writing.

(98)	“Owned Real Property” means, collectively, all of the parcels of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

(99)	“Party” and “Parties” have the meanings given in the introductory paragraph of this Agreement.

(100)	“Pending Claim” has the meaning given in Section 11.7(B).

(101)	“Permitted Encumbrances” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or which are being contested in good faith, (b) Encumbrances for Taxes, assessments or other governmental charges not yet delinquent as of the Closing Date, or which are being contested in good faith, and (c) restrictions on transfer imposed by applicable Law.

(102)	“Person” means an individual, corporation, limited liability company, association, partnership, state, statutory corporation, Governmental Entity or other legal entity.

(103)	“Positive Adjustment Amount” has the meaning given in Section 2.3(B)(1).

(104)	“Post-Termination Audit” has the meaning given in Section 6.6.

(105)	“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.

(106)	“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

(107)	“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.

(108)	“Public International Organization” means an international organization formed by states, governments, or other public international organizations, whatever the form of organization and scope of competence.

(109)	“Purchase Price Adjustment Escrow Account” has the meaning given in Section 2.2(B)(1).

(110)	“Purchase Price Adjustment Escrow Agent” has the meaning given in Section 2.2(B)(1).

(111)	“Purchase Price Adjustment Escrow Agreement” has the meaning given in Section 2.2(B)(1).

(112)	“Purchase Price Adjustment Escrow Amount” has the meaning given in Section 2.2(B)(1).

(113)	“Remedial Action” has the meaning given in Section 4.3(D)

(114)	“Remediation” means any investigation, monitoring, removal, remediation, corrective action, response action, mitigation, treatment, decontamination or cleanup of hazardous materials, waste material, oil, oil waste, by-products and components, naturally occurring radioactive materials (NORM), petroleum and petroleum waste, polychlorinated biphenyls, asbestos, radioactive material, pollution, contamination or other regulated substance present or alleged to be present in the Environment, soil, sediment, groundwater, surface water or other Environmental medium or the indoor Environment.

(115)	“Section 6 Cure Period” means within 5 Business Days following the earlier to occur of (a) Oronite’s receipt of written notice of the applicable breach, violation or other unauthorized use from the Company, or (b) the Company’s receipt of written notice of the applicable breach, violation or other unauthorized use from Oronite.

(116)	“Section 17 of the Contract of Sale dated September 1, 2012” means Section 17 (and any successor provision) of the Contract of Sale, dated September 1, 2012, between Oronite and Afton Chemical, as amended or supplemented from time to time, which Section 17 will become effective upon execution and delivery of the Amendment to Contract dated September 1, 2012 contemporaneously with the Closing.

(117)	“Seller” and “Sellers” have the meanings given in the introductory paragraph of this Agreement.

(118)	“Seller Indemnitees” has the meaning given in Section 11.4.

(119)	“Shares” has the meaning given in the Recitals to this Agreement.

(120)	“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

(121)	“Survival Period” has the meaning given in Section 11.1.

(122)	“Target Working Capital” means US$13,454,000 multiplied by a fraction the numerator of which is the total number of Shares held by all Sellers and the denominator is the total number of outstanding shares of capital stock of the Company as of the Closing.

(123)	“Tax” or “Taxes” means (unless specifically provided otherwise) all Income Taxes and any and all other taxes, including turnover, license, payroll, employment, excise, severance, occupation, premium, ad valorem, Environmental, custom duties, capital stock, franchise, profits, payroll or employment withholding, social and health insurance, social security (or similar), unemployment, disability, real property, personal property, forfeitures, escheat, alternative or add-on minimum or estimated taxes or other tax of any kind whatsoever imposed by any Tax Authority, including any related interest, fines or penalties.

(124)	“Tax Authority” means any revenue, customs or fiscal governmental, state, community, municipal or regional authority, body or Person authorized or empowered to impose, administer or collect any Taxes.

(125)	“Tax Contest” has the meaning given in Section 2.6(J).

(126)	“Tax Return” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Entity with respect to Taxes.

(127)	“Technology License Agreement” means that certain Technology License Agreement, to be entered into contemporaneously with the Closing, by and between the Company and Oronite, substantially in the form set out in Exhibit H.

(128)	“Terminating Contracts” means the contracts, agreements and other instruments listed on Exhibit I, including all exhibits, schedules, appendices and other attachments thereto, and all amendments and other modifications thereto.

(129)	“Third Party” means any Person other than the Local Sellers’ Representative or any Seller Indemnitees or Buyer Indemnitees.

(130)	“Third Party Claim” has the meaning given in Section 11.6(B).

(131)	“Total Purchase Price” means:

(a)	US$182,500,000 multiplied by a fraction the numerator of which is the total number of Shares held by all Sellers and the denominator is the total number of outstanding shares of the capital stock of the Company as of the Closing; plus

(b)	the amount (if any) by which Final Working Capital exceeds Target Working Capital; and minus

(c)	the amount (if any) by which Target Working Capital exceeds Final Working Capital.

(132)	“Transfer Taxes” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax; provided, however, the term “Transfer Tax” shall not include any Income Tax.

(133)	“U.S. Dollars” or “US$” means United States Dollars.

(134)	“UNCITRAL” has the meaning given in Section 16.4.

1.2	Interpretation. Unless the context expressly requires an interpretation to the contrary, all of the following apply to the interpretation of this Agreement:

(A)	The plural and singular words each include the other.

(B)	The masculine, feminine and neutral genders each include the others.

(C)	The word “or” is not exclusive.

(D)	The words “includes” and “including” are not limiting.

(E)	References to “day” refer to the period of 24 consecutive hours beginning immediately after midnight, Mexico City local time.

(F)	References to the Parties include their respective successors and permitted assignees.

(G)	References to matters “arising” (or which “arise” or “arises”) “out of this Agreement” include matters which arise in connection with this Agreement or have a causal connection with, or which flow from, this Agreement or which would not have arisen or occurred but for the entering into of this Agreement, or the performance of or failure to perform obligations under this Agreement.

(H)	The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

1.3	Exhibits and Schedules.

(A)	All of the Exhibits and Schedules that are attached to the body of this Agreement are an integral part of, and are incorporated by reference into, this Agreement.

(B)	If a conflict exists between the body of this Agreement and any Exhibit or Schedule, the body of this Agreement prevails to the extent of the conflict.

(C)

Any matter disclosed in any Schedule: shall be considered disclosed with respect to each other Section of this Agreement to the extent the relevance to any such other Section is reasonably apparent on the face of such disclosure; will not be deemed or interpreted to broaden any of the representations, warranties, covenants or other agreements contained in this Agreement; and does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the items disclosed or discussed. The inclusion of information in any of the Schedules may not be limited to items required by this Agreement to be disclosed in any Schedule, any such additional item beyond what is required by this Agreement is disclosed for informational purposes only and does not necessarily include other items of a similar nature, and shall not be construed as an admission that such information is material or outside the ordinary course of business or that such matter actually constitutes noncompliance with, or a violation of, any applicable Law or agreement or other topic to which such disclosure is applicable.

2.	SALE AND PURCHASE OF SHARES

2.1	Agreement to Sell and Purchase.

(A)	Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Sellers, and each Seller shall (severally and not jointly) sell, assign, convey, transfer and deliver to Buyer all of such Seller’s right, title and interest in his/her/its respective Shares, free and clear of all Encumbrances (other than Permitted Encumbrances), in exchange for his/her/its Combined Pro Rata Share of the Total Purchase Price. The Total Purchase Price will be estimated prior to the Closing Date and be subject to post-Closing adjustments as provided in Exhibit C.

(B)	In the event 100% of the issued and outstanding common shares of the Company’s capital stock are sold by Sellers to Buyer at Closing, Buyer will designate an entity that is an Affiliate of Buyer to purchase at the Closing at least 1 Share from one of the Sellers, in order to comply with Article 89 of the General Law of Commercial Companies.

2.2	Closing Payment.

(A)	During the Interim Period and at least 5 Business Days prior to the Closing, Oronite and the Local Sellers’ Representative shall jointly prepare and deliver the Closing Statement which shall be subject to Buyer’s approval, and the Parties shall resolve any issues related to or arising out of the calculation of the Closing Payment in accordance with Exhibit C.

(B)	At the Closing, Buyer shall make, or cause to be made, the following payments (collectively, the “Closing Payment”):

(1)

to U.S. Bank National Association, as escrow agent (the “Purchase Price Adjustment Escrow Agent”), the sum of US$5,000,000 (the “Purchase Price Adjustment Escrow Amount”), which shall be deposited in an escrow account to be known as the “Purchase Price Adjustment Escrow Account” and established and funded pursuant to the terms of that certain Escrow Agreement, dated as of the Closing Date, by and among Buyer, Oronite, the Local Sellers’ Representative and the Purchase Price Adjustment Escrow Agent, substantially in the form and on terms and conditions as set forth in Exhibit J (the “Purchase Price Adjustment Escrow Agreement”). The Purchase Price Adjustment Escrow Amount shall be utilized to fund any obligations of Sellers pursuant to any adjustment to the Estimated Purchase Price pursuant to Section 2.3 (and any amounts not so utilized will be released to Oronite and the Local Sellers’ Trustee as provided herein), and will be held by the Purchase Price Adjustment Escrow Agent in escrow subject to the terms and conditions of the Purchase Price Adjustment Escrow Agreement and this Agreement. All fees charged by the Purchase Price Adjustment Escrow Agent in connection with the Purchase Price Adjustment Escrow Account will be borne 50% by Buyer and 50% by the Sellers;

(2)	to U.S. Bank National Association, as escrow agent (the “Local Sellers’ Escrow Agent”), the sum equal to the Local Sellers’ Percentage of US$9,000,000 (the “Local Sellers’ Indemnification Escrow Amount”), which shall be deposited in an escrow account to be known as the “Local Sellers’ Indemnification Escrow Account” and established and funded pursuant to the terms of that certain Escrow Agreement, dated as of the Closing Date, by and among Buyer, the Local Sellers’ Representative and the Local Sellers’ Escrow Agent, substantially in the form and on terms and conditions as set forth in Exhibit K (the “Local Sellers’ Escrow Agreement”). The Local Sellers’ Indemnification Escrow Amount shall serve as additional security for any adjustment to the Estimated Purchase Price pursuant to Section 2.3, shall serve as security for the Local Sellers’ obligations to indemnify Buyer for any other Losses pursuant to this Agreement (and if any funds shall remain undisbursed from the Local Sellers’ Indemnification Escrow Account after the satisfaction of all of the foregoing obligations, such remaining funds shall be applied by the Local Sellers’ Escrow Agent to pay the fees and expenses of any legal, financial advisory and accounting firms and any other service providers that render services to the Local Sellers in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby), and will be held by the Local Sellers’ Escrow Agent in escrow subject to the terms and conditions of the Local Sellers’ Escrow Agreement and this Agreement. All fees charged by the Local Sellers’ Escrow Agent in connection with the Local Sellers’ Indemnification Escrow Account will be borne will be borne 50% by Buyer and 50% by the Local Sellers;

(3)

to U.S. Bank National Association, as escrow agent (the “Oronite Escrow Agent”), the sum equal to the Oronite Percentage of US$9,000,000 (the “Oronite Indemnification Escrow Amount”), which shall be deposited in an escrow account to be known as the “Oronite Indemnification Escrow Account” and established and funded pursuant to the terms of that certain Escrow Agreement, dated as of the Closing Date, by and among Buyer, Oronite and the Oronite Escrow Agent, substantially in the form and on terms and conditions as set forth in Exhibit L (the “Oronite Escrow Agreement”). The Oronite Indemnification Escrow Amount shall serve as additional security for any adjustment to the Estimated Purchase Price pursuant to Section 2.3 and shall serve as security for Oronite’s obligations to indemnify Buyer for any other Losses pursuant to this Agreement, and will be held by the Oronite Escrow Agent in escrow subject to the terms and conditions of the Oronite Escrow Agreement and this Agreement. All fees charged by the Oronite Escrow Agent in connection with the Oronite Indemnification Escrow Account will be borne 50% by Buyer and 50% by Oronite;

(4)	to Oronite, an amount equal to the Oronite Percentage of the Estimated Purchase Price minus the Oronite Percentage of the amount of the Purchase Price Adjustment Escrow Amount minus the Oronite Indemnification Escrow Amount and minus withholding Taxes, if any, as required by applicable Laws; and

(5)	to the Local Sellers’ Trustee (for further distribution to the Local Sellers in accordance with their respective Local Seller Pro Rata Shares), an amount equal to the Local Sellers’ Percentage of the Estimated Purchase Price minus the Local Sellers’ Percentage of the amount of the Purchase Price Adjustment Escrow Amount minus the Local Sellers’ Indemnification Escrow Amount and minus withholding Taxes, if any, as required by applicable Laws.

2.3	Final Closing Payment.

(A)	Following Closing, Buyer shall prepare and deliver the Final Closing Statement, and the Parties shall resolve any issues related to or arising out of the calculation of the Final Closing Payment in accordance with Exhibit C.

(B)	Upon determination of the Final Closing Payment:

(1)	If the Total Purchase Price exceeds the Estimated Purchase Price (the amount of any such excess being the “Positive Adjustment Amount”), then, within 10 Business Days after the determination of the Final Closing Payment, (a) Buyer shall join Oronite and the Local Sellers’ Representative in executing joint written instructions to the Purchase Price Adjustment Escrow Agent instructing such agent to release all funds in the Purchase Price Adjustment Escrow Account as follows: (i) to Oronite, the Oronite Percentage of all funds in the Purchase Price Adjustment Escrow Account minus withholding Taxes, if any, as required by applicable Laws, and (ii) to the Local Sellers’ Trustee (for further distribution to the Local Sellers in accordance with their respective Local Seller Pro Rata Shares), the Local Sellers’ Percentage of all funds in the Purchase Price Adjustment Escrow Account minus withholding Taxes, if any, as required by applicable Laws, and (b) Buyer shall pay or cause to be paid by wire transfer of immediately available funds (to accounts specified in writing by Oronite and the Local Sellers’ Representative) an amount in cash equal to the Positive Adjustment Amount, as follows: (i) to Oronite, the Oronite Percentage of the Positive Adjustment Amount, minus withholding Taxes, if any, as required by applicable Laws, and (ii) to the Local Sellers’ Trustee (for further distribution to the Local Sellers in accordance with their respective Local Seller Pro Rata Shares), the Local Sellers’ Percentage of the Positive Adjustment Amount, minus withholding Taxes, if any, as required by applicable Laws.

(2)	If the Total Purchase Price is less than the Estimated Purchase Price (the amount of such deficiency being the “Deficiency”) and the Deficiency is less than the funds in the Purchase Price Adjustment Escrow Account, then Buyer, Oronite and the Local Sellers’ Representative shall, pursuant to the Purchase Price Adjustment Escrow Agreement:

(a)	in a joint written instruction, direct the Purchase Price Adjustment Escrow Agent to distribute an amount equal to the Deficiency from the Purchase Price Adjustment Escrow Account to or as directed by Buyer; and

(b)	in a joint written instruction, direct the Purchase Price Adjustment Escrow Agent to release all then-remaining funds in the Purchase Price Adjustment Escrow Account as follows: (i) to Oronite, the Oronite Percentage of such then-remaining funds minus withholding Taxes, if any, as required by applicable Laws, and (ii) to the Local Sellers’ Trustee (for further distribution to the Local Sellers in accordance with their respective Local Seller Pro Rata Shares), the Local Sellers’ Percentage of such then-remaining funds minus withholding Taxes, if any, as required by applicable Laws.

(3)	If the Total Purchase Price is less than the Estimated Purchase Price and the Deficiency is greater than all remaining funds in the Purchase Price Adjustment Escrow Account, then:

(a)	Buyer, Oronite and the Local Sellers’ Representative shall, pursuant to the Purchase Price Adjustment Escrow Agreement, direct in a joint written instruction the Purchase Price Adjustment Escrow Agent to distribute all funds in the Purchase Price Adjustment Escrow Account to or as directed by Buyer;

(b)	Buyer and the Local Sellers’ Representative shall, pursuant to the Local Sellers’ Escrow Agreement, direct in a joint written instruction the Local Sellers’ Escrow Agent to distribute from the Local Sellers’ Indemnification Escrow Account, to or as directed by Buyer, an amount equal to the Local Sellers’ Percentage of the excess of the Deficiency over the amounts distributable from the Purchase Price Adjustment Escrow Account in accordance with Section 2.3(B)(3)(a); and

(c)	Buyer and Oronite shall, pursuant to the Oronite Escrow Agreement, direct in a joint written instruction the Oronite Escrow Agent to distribute from the Oronite Indemnification Escrow Account, to or as directed by Buyer, an amount equal to the Oronite Percentage of the excess of the Deficiency over the amounts distributable from the Purchase Price Adjustment Escrow Account in accordance with Section 2.3(B)(3)(a).

2.4	No Payments Made or Received Twice. Notwithstanding anything to the contrary in this Agreement, no item taken into account in calculating any payments under this Section 2 or Exhibit C, shall be taken into account in calculating any other payments so as to result in a Party making or receiving a payment twice in respect of any such item.

2.5	Method of Payment; Currency Conversion. Unless otherwise agreed in writing among Oronite, the Local Sellers’ Representative and Buyer:

(A)	All payments hereunder and all determinations of Losses and other amounts required or calculated pursuant to this Agreement, including all calculations made pursuant to Exhibit C, shall be denominated in U.S. Dollars, and if any amounts used to calculate any such payments or other determinations of amounts are denominated in MXN Pesos, such amounts shall be converted to U.S. Dollars using the average currency exchange rate published by the Central Bank of Mexico (Banco de México) in the Federal Official Gazette (Diario Oficial de la Federación) for the 30 Business Days immediately preceding the Month End.

(B)	All payments pursuant to this Agreement shall be made by bank wire transfer to the bank accounts designated in writing by Buyer, Oronite and the Local Sellers’ Representative, as applicable, in immediately available funds, paid without set-off, withholding or any deduction of any kind, including for any banking, transfer or other costs, or Losses, unless the payor is required by applicable Law to withhold Taxes from the Total Purchase Price in which event the payor shall:

(1)	ensure that the deduction or withholding does not exceed the minimum legally required;

(2)	pay to the relevant Tax Authorities or other authorities within the period for payment permitted by applicable Law the full amount of the deduction or withholding; and

(3)	deliver to each payee any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid;

provided, that no Taxes shall be withheld from any amounts escrowed in accordance with this Agreement until and only to the extent that amounts are disbursed from escrow to Oronite or the Local Sellers’ Trustee; and provided further, that no Taxes shall be withheld from any amounts paid to Oronite hereunder or any disbursements from escrow to Oronite in accordance with this Agreement if Oronite delivers to Buyer the notice appointing the tax representative referenced in Section 2.6(D).

2.6	Taxes.

(A)	Sellers’ Taxes on Sale. Each Seller is responsible for all liabilities or claims for Income Taxes that any Tax Authority may assess or levy against such Seller on account of such Seller’s sale of the Shares or execution of this Agreement.

(B)	Buyer’s Taxes on Sale. Buyer is responsible for all liabilities or claims for all Transfer Taxes which are not the responsibility of Sellers under Section 2.6(A) that any Tax Authority may assess or levy with respect to the sale of Shares or this Agreement.

(C)	Tax Records. Each Party shall provide the other Parties on a timely basis with invoices, tax receipts and any other documentation that may be required to prove such Party’s payment of Taxes or filing of a Tax Return. In addition to the requirements of Section 2.9, the Company (and after the Closing, Buyer) shall maintain records sufficient to substantiate all Taxes, fees or other payments imposed on or paid by the Company that may affect any Tax obligation of any Seller for so long as the longest applicable statute of limitations remains open, under which a Tax Authority may institute audit, assessment or collection procedures for Taxes paid or allegedly due in connection with this Agreement.

(D)	Appointment of Tax Representative by Oronite. No later than 5 Business Days before the Closing Date, Oronite may deliver to Buyer a notice confirming Oronite’s election to appoint a Tax representative in Mexico, in accordance with article 174 of the Mexican Income Tax Law (“Impuesto Sobre la Renta” or the “LISR”) for purposes of calculating and reporting any Income Tax payable by Oronite under article 161 of the LISR in respect of its sale of Shares hereunder. Oronite shall deliver to the Company a copy of the notice given to the applicable Tax Authority and the corresponding Tax report prepared by the authorized public accountant (with evidence of its filing), and if applicable, the corresponding Tax Return evidencing the payment of any Tax. Absent delivery of such notice, Buyer shall make the relevant withholding provided for in the LISR, with respect to the portion of the Total Purchase Price allocated to Oronite based on the Oronite Percentage. Buyer and Oronite agree that, under the LISR, if Oronite delivers the notice outlined herein, Buyer shall be released from any and all obligations to withhold Mexican Income Tax on behalf of Oronite and, therefore, any references to a withholding tax applicable to Oronite’s share of the Total Purchase Price, or any other amount payable hereunder, shall be disregarded and not applicable to Oronite. Buyer acknowledges that the elections, releases and disclaimer included in this Section 2.6(D) shall be exclusive to Oronite and shall not extend to any Local Sellers.

(E)	Notification to Tax Authorities. After Closing, Buyer shall in a timely manner notify the appropriate Tax Authorities that it owns the Shares acquired from the Sellers hereunder, and shall promptly provide copies of such notices to Oronite and the Local Sellers’ Representative.

(F)	Section 338 Election. Notwithstanding any provision in this Agreement to the contrary, Buyer shall have the right, but not the obligation, to cause the Company to make an election under Sections 338(a) and 338(g) of the Code with respect to the transfer of the Shares pursuant to this Agreement.

(G)	No Intermediary Transaction Tax Shelter. None of Buyer or any of its Affiliates (including as of and following Closing, the Company and its Affiliates) shall take any action with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(H)	File Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed on or after the Closing

Date. With respect to Tax Returns (other than Tax Returns filed on a monthly basis including valued added Tax Returns and employment Tax Returns) that are filed after the Closing Date but relate to periods before the Closing Date, Buyer shall provide Oronite and the Local Sellers’ Representative a period of at least 30 days to review and comment on each such Tax Return prior to filing and Buyer shall make such revisions to such Tax Returns as are reasonably requested by Oronite or the Local Sellers’ Representative; and Buyer shall provide Oronite and the Local Sellers’ Representative with copies of these Tax Returns promptly after filing.

(I)	Post-Closing Actions that Affect Oronite’s Liability for Taxes. Buyer shall not, and shall cause each of its Affiliates (including as of and following Closing, the Company) not to, take any action (including filing any amended Tax Return) without the prior written consent of Oronite, which could:

(1)	increase Oronite’s liability for any Taxes;

(2)	reduce the amount Oronite would include in gross income as a dividend under Code Section 1248(a) as a result of the transactions contemplated herein; or

(3)	reduce the amount of any pre-Closing distribution treated as a dividend by Oronite for U.S. federal income tax purposes.

(J)	In the event that Buyer or any of its Affiliates, including the Company after the Closing, receives any oral or written communication regarding any pending or threatened examination, claim, adjustment or other proceeding with respect to the Tax liability of the Company (or any Sellers) for any Pre-Closing Tax Period or Pre-Closing Straddle Period, Buyer shall, within 10 Business Days after receiving such communication, provide Oronite and the Local Sellers’ Representative with written notice thereof. If any such examination, claim, adjustment or other proceeding related to a Tax Return (each a “Tax Contest”) filed by the Company could result in a Tax for which any Sellers are or may be liable under this Agreement, Oronite and the Local Sellers’ Representative shall be entitled, at their sole expense, to control or settle such Tax Contest; provided, that Oronite and the Local Sellers’ Representative shall not take or advocate any position that would reasonably be expected to result in an adverse effect on Buyer or its Affiliates without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed). Oronite and the Local Sellers’ Representative shall keep Buyer timely informed with respect to the commencement, status and nature of each such Tax Contest. Buyer and its Affiliates, including the Company after the Closing, shall reasonably cooperate with Oronite and the Local Sellers’ Representative in handling any such Tax Contest. Buyer shall provide, or cause to be provided to Oronite and the Local Sellers’ Representative or their respective designees, all necessary authorizations to control, subject to the terms hereof, any Tax Contest which Oronite and the Local Sellers’ Representative are entitled to control in connection with this Section 2.6(J). No action taken by Oronite or the Local Sellers’ Representative in accordance with this Section 2.6(J) shall in any respect expand or otherwise modify any limits on their indemnification obligations under this Agreement.

2.7	Buyer Guaranty. On the Effective Date, Buyer and Buyer Guarantor shall provide Oronite and the Local Sellers with a guaranty from Buyer Guarantor, in a form acceptable to Oronite and the Local Sellers’ Representative (the “Buyer Guaranty”), which shall be substantially in the form set out in Exhibit M.

2.8	Risk and Benefit Pass From the Closing. Subject to the Closing (and except for the Oronite Intellectual Property and the Terminating Contracts and, unless continued after the Closing in accordance with Section 4.4, the Conditional Contracts), the risk and benefit in the Company, the Shares sold by Sellers, the Assets and the Company’s operations shall be deemed to pass from Sellers to Buyer as of 12:01 a.m., Mexico City time, on the Closing Date; provided, however, that the Estimated Working Capital and the Final Working Capital shall be determined as of the Month End as set forth in Exhibit C.

2.9	Post-Closing Access of Sellers. In order to facilitate the resolution of any claims made against or incurred by the Sellers relating to the Company, for a period of 7 years after the Closing, Buyer shall (A) retain the books and records relating to the Assets and the Company relating to periods prior to the Closing, and (B) upon reasonable notice, afford to the Local Sellers’ Representative and the officers, employees, agents and representatives of Oronite reasonable access (including the right to make photocopies, at the expense of the Local Sellers’ Representative and Oronite, respectively), during normal business hours, to such books and records; provided, that Buyer shall notify the Local Sellers’ Representative and Oronite at least 90 days in advance of destroying any such books and records prior to the 7th anniversary of the Closing in order to provide the Local Sellers’ Representative and Oronite the opportunity to access such books and records in accordance with this Section 2.9.

3.	CONDITIONS PRECEDENT TO CLOSING

3.1	Conditions Precedent to Sellers’ Obligations. The following are the Conditions Precedent to each Seller’s obligations to sell Shares to Buyer pursuant to this Agreement, unless waived in writing by both Oronite and the Local Sellers’ Representative:

(A)	Each of Buyer and Buyer Guarantor shall have performed and complied in all material respects with the terms and conditions of this Agreement required to be performed or complied with by it at or prior to Closing.

(B)	Buyer shall have delivered a certified copy of the minutes of its shareholders’ meeting authorizing the execution and delivery of this Agreement and the other agreements to be executed and delivered hereunder, and the consummation of the transactions contemplated hereby.

(C)	No Proceeding by or before any Governmental Entity shall have been instituted or overtly threatened in writing (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than any Proceeding in respect of any clearance or authorization contemplated by Section 3.3(A).

(D)	The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

(E)	Buyer shall have delivered to Oronite and the Local Sellers’ Representative any certificate or document reasonably requested by either of them to confirm the satisfaction of all of the above Conditions Precedent.

(F)	Buyer shall have delivered to Oronite and the Local Sellers’ Representative, in respect of each Conditional Contract as described in Section 4.4, either an instrument evidencing continuation of such contract following the Closing or an instrument that effectively terminates such contract as of not later than the Closing, any such instrument to be in form and substance reasonably acceptable to Oronite and the Local Sellers’ Representative and executed by each party to such contract (or executed solely by the Company in respect of any such contract which the Company may terminate unilaterally).

(G)	The Company shall have delivered to Oronite, in respect of each Terminating Contract, an instrument in form and substance reasonably acceptable to Oronite, executed by each party to such contract, that effectively terminates such contract as of not later than the Closing.

(H)	The Company shall have delivered to Oronite a counterpart signature page to the Technology License Agreement, duly executed by the Company.

(I)	Buyer shall have delivered to Oronite and the Local Sellers’ Representative a copy of the Purchase Price Adjustment Escrow Agreement, duly executed by each of Buyer and the Purchase Price Adjustment Escrow Agent.

(J)	Buyer shall have delivered to the Local Sellers’ Representative a copy of the Local Sellers’ Escrow Agreement, duly executed by each of Buyer and the Local Sellers’ Escrow Agent.

(K)	Buyer shall have delivered to Oronite a copy of the Oronite Escrow Agreement, duly executed by each of Buyer and the Oronite Escrow Agent.

(L)	Buyer shall have delivered to Oronite a counterpart signature page to the Amendment to Contract dated September 1, 2012, duly executed by Afton Chemical.

3.2	Conditions Precedent to Buyer’s Obligations. The following are the Conditions Precedent to Buyer’s obligation to purchase Shares from each Seller pursuant to this Agreement, unless waived in writing by Buyer:

(A)	No Proceeding by or before any Governmental Entity or court shall have been instituted or overtly threatened in writing (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than any Proceeding in respect of any clearance or authorization contemplated by Section 3.3(A).

(B)	Such Seller shall have performed and complied in all material respects with the terms and conditions of this Agreement required to be performed or complied with by it at or prior to Closing.

(C)	Such Seller (if an entity) shall have delivered a certified copy of the resolutions of such Seller’s board of managers, board of directors, trustee or other governing authority, as applicable, authorizing the execution and delivery of this Agreement and the other agreements to be executed and delivered by such Seller hereunder, and the consummation of the transactions contemplated hereby.

(D)	The Individual Seller Representations made by such Seller shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

(E)	The Fundamental Representations of the Company and the Company Representations contained in Sections 8.4(L), 8.4(N), 8.4(O) and 8.4(P) shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

(F)	Oronite and the Local Sellers’ Representative shall have delivered to Buyer any certificate or document reasonably requested by Buyer to confirm the satisfaction of the Conditions Precedent set forth in the foregoing clauses (B) through (D) as they relate to Oronite or any Local Seller, respectively.

(G)	Oronite and the Local Sellers’ Representative shall have delivered, or caused the delivery of, written resignations of each of the members of the board of directors or other governing body of the Company (to the extent requested by Buyer) in form and substance reasonably acceptable to Buyer.

(H)	Oronite shall have delivered to the Company a counterpart signature page to the Technology License Agreement, duly executed by Oronite.

(I)	Oronite shall have delivered to Buyer a counterpart signature page to the Amendment to Contract dated September 1, 2012, duly executed by Oronite.

(J)	The Company shall have delivered to Buyer, in respect of each Conditional Contract as described in Section 4.4, either an instrument evidencing continuation of such contract following the Closing or an instrument that effectively terminates such contract as of not later than the Closing, any such instrument to be in form and substance reasonably acceptable to Buyer and executed by each party to such contract (or executed solely by the Company in respect of any such contract which the Company may terminate unilaterally).

(K)	The Company shall have delivered to Buyer, in respect of each Terminating Contract, an instrument in form and substance reasonably acceptable to Buyer, executed by each party to such contract, that effectively terminates such contract as of not later than the Closing.

(L)	Oronite and the Local Sellers’ Representative shall have delivered to Buyer a copy of the Purchase Price Adjustment Escrow Agreement, duly executed by Oronite and the Local Sellers’ Representative, respectively, and the Purchase Price Adjustment Escrow Agent.

(M)	The Local Sellers’ Representative shall have delivered to Buyer a copy of the Local Sellers’ Escrow Agreement, duly executed by the Local Sellers’ Representative and the Local Sellers’ Escrow Agent.

(N)	Oronite shall have delivered to Buyer a copy of the Oronite Escrow Agreement, duly executed by Oronite and the Oronite Escrow Agent.

(O)	Buyer shall have received a certificate executed by the Secretary of the Company, certifying as to and attaching true and complete copies of the Company’s governing documents in effect as of the Effective Date and as of the Closing Date.

(P)	Buyer shall have received a certificate executed by the Secretary of the Company, certifying that attached thereto are the resolutions of the Company’s shareholders meeting containing the authorization of the transfer of the Shares, as well as the waiver of any shareholder of the Company to exercise such shareholder’s right of first refusal.

(Q)	Buyer shall have received an original certificate of absence of Encumbrances (certificado de libertad de gravámenes) issued by the corresponding Public Registry of Property where each of the Owned Real Properties are located, evidencing that the Owned Real Properties are free from any Encumbrances (other than Permitted Encumbrances).

(R)	Buyer shall have received a duly executed copy of each Power of Attorney and Appointment of Local Sellers’ Representative for each Local Seller selling Shares pursuant to this Agreement.

(S)	The Shares transferred and delivered at the Closing shall constitute at least 90% of the issued and outstanding common shares of the Company’s capital stock.

(T)	From and after the Effective Date, there shall not have occurred any Company Material Adverse Effect.

3.3	Condition Precedent to All Parties’ Obligations. The following is a Condition Precedent to Sellers’ and Buyer’s respective obligations to sell and purchase the Shares pursuant to this Agreement, unless waived in writing by Oronite, Buyer and the Local Sellers’ Representative:

(A)

The Competition Commission shall have issued the corresponding clearance or authorization in accordance with that provided by Article 90 of the Competition Law, or if applicable, an authorization with respect to the special or fast track procedure, as provided in Article 92 of the Competition Law and Article 28 of the Regulations of the Competition Law (and in each case, such authorization or clearance shall not contain conditions that are commercially unreasonable in accordance with Section 4.3(D)), or the relevant statutory period (and any extension thereof) as set forth in Article 90 and Article 92 of the Competition Law for the Parties to be entitled to consummate the transactions contemplated by this Agreement shall have expired.

3.4	Fulfillment of Conditions Precedent.

(A)	Each Party shall, and shall cause each of its Affiliates to, use reasonable best efforts to satisfy the Conditions Precedent, including the execution of all such other documents, acts and things as may be reasonably required in order to satisfy the Conditions Precedent.

(B)	Each Party shall promptly provide to the other Parties all such information and documentation concerning such Party as may be necessary to enable the other Parties to prepare and submit all necessary filings required by any Governmental Entity in connection with the transactions contemplated by this Agreement and otherwise to satisfy the Conditions Precedent.

4.	INTERIM PERIOD

4.1	Conduct of Business During Interim Period. During the Interim Period, the Company shall conduct its business in the ordinary course in all material respects and use its reasonable efforts to preserve intact in all material respects the business organization of its business. In addition, to the extent the Company is permitted to do so under applicable Laws, the Asset Documents, and applicable confidentiality obligations, and to the extent that the following are reasonably within the Company’s control, the Company shall:

(A)	Keep Buyer reasonably informed of all material acts, matters and things relating to the Company and the Assets; provided, the Company is not required to disclose any information that in the good faith judgment of Oronite and the Local Sellers’ Representative would reasonably be expected to:

(1)	violate any applicable Law, including but not limited to the Competition Law, relating to the sharing of competitively-sensitive information between competitors, provided that notwithstanding compliance with applicable Law:

(a)	the Company shall provide summaries or aggregations of such information to the extent practicable;

(b)	the disclosure of any such information should be limited to the information that is strictly necessary for the proper evaluation and execution of the transactions contemplated under this Agreement; and

(c)	the Parties shall establish protocols of access to such information in order to (i) limit the access to such information only to those employees and representatives of Buyer whose functions are not directly related to strategic decisions or sales, and (ii) keep a record of all contact between the Parties regarding such information exchanges; or

(2)	waive any privilege.

(B)	Not commit to any operation reasonably anticipated by the Company to require future expenditures by Buyer in excess of US$500,000.

(C)	Provide Buyer, or any Person properly authorized by Buyer and approved by the Company, Oronite and the Local Sellers’ Representative, to the extent permitted by applicable Laws (including but not limited to any and all antitrust and competition regulations), reasonable access to all files, documents, records, correspondence, data or other information in possession of the Company and reasonably requested by Buyer, upon reasonable prior written notice containing all relevant information with respect to the relevant authorized Person, subject to all of the following:

(1)	Such information relates to the Company, the Assets and material operations carried out in respect of the Company and the Assets; and

(2)	“Reasonable access” means access between the hours of 9:00 a.m. and 5:00 p.m., Mexico City local time, on any Business Day;

provided, that nothing in this Agreement shall require the Company to permit any inspection or disclose any information that in the good faith judgment of Oronite and the Local Sellers’ Representative would (1) violate any applicable Law or any limitation on the sharing of competitively-sensitive information as described in Section 4.1(A)(1), or (2) waive any privilege; and provided further, that in no event shall the foregoing include any sampling or analysis of soil, air, groundwater or building materials or access to any other Environmental Materials without the prior written consent of Oronite and the Local Sellers’ Representative.

(D)	Not issue any new shares of any capital stock of the Company or enter into any agreement or option to do so.

(E)	Not make or adopt any proposal for winding up, dissolving, merging, recapitalizing, consolidating or liquidating the Company or for any Proceeding analogous to the same.

(F)	Not adopt any change in the articles of incorporation or by-laws (or equivalent constitutional documents) of the Company.

(G)	Not declare or pay a non-cash dividend on, or make any other non-cash distribution in respect of, its equity securities.

(H)	Not sell, lease, assign, license, abandon, allow to lapse, transfer or otherwise dispose of, or permit the incurrence of any Encumbrance (other than any Permitted Encumbrances) on, any material Assets, other than (1) sales of products, inventory or services in the ordinary course of business consistent with past practice and (2) any efforts to minimize inventory in accordance with Section 6.5.

(I)	Not (1) grant or increase any severance or termination pay to any of its current or former directors, executive officers or any other employees, (2) execute any employment, consulting, indemnification, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of its directors, executive officers or employees, (3) execute a collective bargaining agreement, (4) increase the benefits payable under any of its existing severance or termination pay policies or employment agreements, (5) increase the compensation, bonus or other benefits of any of its current or former directors or executive officers, employees, or consultants, (6) promote any of its executive officers or employees, (7) adopt, amend or terminate any employee benefit plan or (8) agree to do any of the foregoing, in each case except as required by applicable Law or the terms of any employee benefit plan.

(J)	Not materially modify, change, renew, extend or terminate any Material Contract, except (1) as contemplated by this Agreement or (2) in the ordinary course of business.

(K)	Not settle or compromise any pending Proceeding, except for routine or immaterial Proceedings that are settled in the ordinary course of business.

(L)	Pay all expenses related to the Company, the Shares and Assets as they become due, where such expenses would be paid by a reasonably prudent party.

(M)	Not make or change any Tax election, change an annual accounting period, adopt or change any accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date.

4.2	Exceptions to the Company’s Actions During Interim Period. During the Interim Period, the provisions set forth in Section 4.1(A) through 4.1(C) do not apply, and the Company is entitled to act, or refrain from acting, in such a manner as the Company elects without reference to Buyer or the provisions of Section 4.1(A) through 4.1(C), in respect of any of the following circumstances:

(A)	Any act, omission or other matter expressly contemplated by this Agreement, including the taking of any steps necessary to satisfy the Conditions Precedent.

(B)	Any act, omission or other matter to be undertaken pursuant to any work program or budget approved, or deemed to have been approved, under and in accordance with the Asset Documents or as otherwise required by the Asset Documents.

(C)	Any act, omission or other matter undertaken in the event of emergency or where otherwise necessary, as determined in the reasonable discretion of the Company, Oronite or the Local Sellers’ Representative, to safeguard any Assets, employees, contractors or the Environment, or to comply with applicable Laws.

4.3	Regulatory and Other Authorizations; Notices and Consents.

(A)	Upon the terms and subject to the conditions set forth in this Agreement, and subject to Sections 4.3(C) and 4.3(D) governing compliance with the Competition Law, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate transactions contemplated by this Agreement promptly, including using its reasonable best efforts to accomplish the following: (1) the satisfaction of the Conditions Precedent, (2) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, each Governmental Entity and other persons and the making of all necessary registrations, declarations and filings, (3) the taking of all reasonable steps to provide any supplemental information requested by any Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement or the transactions contemplated by this Agreement, (4) the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Entity or Third Party and (5) the obtaining of all necessary consents, approvals or waivers from any Third Party. Buyer, Oronite and the Local Sellers’ Representative shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other Parties promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity.

(B)	Subject to the other provisions of this Section 4.3 and applicable Laws, each of the Parties shall:

(1)	use its reasonable best efforts to make the joint filing under the Competition Law (appointing Buyer’s counsel as a common representative of the Parties for the limited purpose of the joint filing under the Competition Law as provided by Articles 88 and 89 (Sec. I) thereof), not later than January 16, 2017, or if the offices of the Competition Commission are not open for business on such day, then on the next day when such offices are open; provided, that the responsibility for the payment of all filing fees or other disbursements that are imposed by the Competition Law and other applicable Laws (including, without limitation, document translation fees or Third Party expert fees, but not including the legal fees and expenses of the respective Parties) shall be borne 50% by Buyer and 50% by Sellers;

(2)	use reasonable best efforts to cooperate with the other Parties in (a) determining which filings are required to be made prior to the Closing, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (b) promptly making all such filings;

(3)	not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated hereby) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Parties and its representatives in advance and invites the other Parties’ representatives to attend unless the Governmental Entity prohibits such attendance;

(4)	promptly furnish the other Parties, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that it or its Affiliates or their respective representatives intend to submit to any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other Parties upon receipt;

(5)	promptly furnish to the other Parties, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including any filings necessary or appropriate under the provisions of applicable Laws; and

(6)	deliver to the other Parties’ outside counsel (on an “outside counsel only” basis) complete copies of all documents furnished to any Governmental Entity as part of any filing in accordance with applicable Laws.

(C)	Notwithstanding any provisions to the contrary in Section 4.3(A), each of Oronite, the Local Sellers’ Representative and Buyer agrees to take or cause to be taken the following actions:

(1)	the prompt provision to the Competition Commission of non-privileged information and documents requested by the Competition Commission or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable; and

(2)	the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would be reasonably likely to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;

provided, nothing in this Agreement shall require a Party to permit any inspection or disclose any information that in such Party’s good faith judgment (which in the case of the Company shall include Oronite’s and the Local Sellers’ Representative’s good faith judgment) would violate any applicable Law or any limitation on the sharing of competitively-sensitive information as described in Section 4.1(A)(1), or waive any privilege.

(D)	The Parties agree to use their respective reasonable best efforts to propose, negotiate, commit to and effect any consent decree, settlement, remedy, undertaking, commitment, action or agreement, including any amendment or other revision to this Agreement that is not material and does not modify the Total Purchase Price (each, a “Remedial Action”), as may be required in connection with a Governmental Entity’s review of the transactions contemplated hereby; provided, that any such Remedial Action (1) is conditioned on the consummation of the transactions contemplated by this Agreement and (2) is not commercially unreasonable, individually or in the aggregate, to the Company or Buyer (it being agreed and understood that, the Parties shall cooperate in good faith in connection with any Remedial Action and use their respective commercially reasonable efforts to attempt to preserve the economic benefits reasonably expected to be achieved by each of the Parties hereto, but shall in any event effect any such required Remedial Action required pursuant to this sentence notwithstanding anything in this parenthetical). In furtherance of its obligations under this Section 4.3, in taking any such required Remedial Action, Buyer agrees, at its sole cost and expense, (a) to sell, dispose of or transfer or cause any of its Subsidiaries (including the Company after the Closing) to sell, dispose of or transfer any assets; (b) to discontinue or cause any of its Subsidiaries (including the Company after the Closing) to discontinue offering any product or service; or (c) to hold separate or cause any of its Affiliates to hold separate any assets or operations (either before or after the Closing Date), in each case except to the extent that any of the foregoing, individually or in the aggregate, would be commercially unreasonable to Buyer or the Company.

(E)	Except as prohibited by applicable Law, each of the Parties shall notify each other of:

(1)	any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the other, together with the applicable written notice;

(2)	any Proceedings commenced against, relating to or involving or otherwise affecting the Company or Buyer or any of its Affiliates that relates to the consummation of the transactions contemplated by this Agreement; and

(3)	any notice or other material communication from a Tax Authority regarding Taxes, and a copy of any such notice or communication shall be furnished to the other, together with the applicable written notice;

provided, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

4.4	Conditional Contracts. Promptly following the Effective Date, the Company shall notify in writing each counterparty (each a “Conditional Contract Counterparty”) to the Conditional Contracts and request that such Conditional Contract Counterparty notify the Company, on or before the Closing Date, as to whether or not such Conditional Contract Counterparty desires to continue the applicable Conditional Contract following the Closing with the understanding that following the Closing the Company will be owned and controlled by Buyer and its Affiliates. In the event that such Conditional Contract Counterparty notifies the Company that it desires to continue the applicable Conditional Contract following the Closing, the Company shall deliver at Closing any instrument (counter-signed by the Conditional Contract Counterparty) necessary to evidence such intent to continue the applicable Conditional Contract following the Closing and consent of the Conditional Contract Counterparty to any actual or deemed assignment, transfer, change of control or similar consequence of the sale of Shares contemplated by this Agreement and the continuation of the applicable Conditional Contract in accordance with its terms. In the event that such Conditional Contract Counterparty notifies the Company that it does not desire to continue the applicable Conditional Contract following the Closing, the Company and such Conditional Contract Counterparty shall execute and deliver at Closing an instrument that effectively terminates the applicable Conditional Contract as of not later than the Closing, or the Company shall deliver at the Closing an instrument that effectively terminates as of not later than the Closing any Conditional Contract which the Company may terminate unilaterally. As of not later than the Closing, the Company shall isolate and hold separate from all other Asset Documents all copies (including digital copies), that are in the Company’s possession or control, of all Conditional Contracts that are so terminated as of not later than the Closing. At or after the Closing, Oronite shall be entitled to immediately remove and destroy all such copies of all such terminated Conditional Contracts, and at all times after the Closing, the Company and Buyer will not use or exploit, and shall refrain from asserting any right to use or exploit, any such terminated Conditional Contracts and any summaries thereof and extracts therefrom, whether in the operation of the Company’s or Buyer’s business or otherwise.

4.5	Terminating Contracts. Promptly following the Effective Date, the Company shall notify in writing each counterparty to the Terminating Contracts (other than Oronite and its Affiliates) that the Company desires to terminate such Terminating Contract following the Closing, and the Company and such counterparty shall execute and the Company shall deliver at Closing an instrument that effectively terminates the applicable Terminating Contract as of not later than the Closing. As of not later than the Closing, the Company shall isolate and hold separate from all other Asset Documents all copies (including digital copies), that are in the Company’s possession or control, of all Terminating Contracts. At or after the Closing, Oronite shall be entitled to immediately remove and destroy all such copies of all Terminating Contracts, and at all times after the Closing, the Company and Buyer will not use or exploit, and shall refrain from asserting any right to use or exploit, any Terminating Contracts and any summaries thereof and extracts therefrom, whether in the operation of the Company’s or Buyer’s business or otherwise.

4.6	Exclusive Dealing. During the Interim Period, no Seller shall take or cause the Company to take, nor shall they permit any of their Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its Affiliates) concerning any purchase of any of the Company’s capital stock or any merger, sale of substantial assets or similar transaction involving the Company, other than assets sold (or otherwise transferred or disposed of) in the ordinary course of business.

5.	CLOSING

5.1	Place of Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Santamarina y Steta S.C., Campos Elíseos 345, Piso 2, Colonia Chapultepec Polanco, 11560, Mexico City, at 10:00 a.m. Mexico City local time on the 1st Banking Day of the 1st calendar month commencing after all Conditions Precedent are satisfied or waived or at such other place or on such other date as Buyer, Oronite and the Local Sellers’ Representative may mutually agree upon in writing. Notwithstanding the foregoing, all transactions taking place at the Closing will be deemed to occur simultaneously, effective as of 12:01 a.m., Mexico City time, on the Closing Date.

5.2	Conditions Precedent. Closing shall occur only after all of the Conditions Precedent are either satisfied or properly waived.

5.3	Closing Procedure. At Closing, the following shall take place:

(A)	The Parties shall provide each other with copies of the consents, approvals, novations, releases, waivers or other instruments required to be obtained or delivered by them or their respective Affiliates prior to Closing in fulfillment of the Conditions Precedent.

(B)	Sellers shall deliver to Buyer the stock certificates evidencing his/her/its Shares, free and clear of all Encumbrances (other than Permitted Encumbrances), duly endorsed in property (endosadas en propiedad), in form and substance reasonably acceptable to Buyer.

(C)	Sellers shall cause the Company to deliver to Buyer a copy of the Company’s stock register entry, certified by the Secretary or equivalent officer of the Company, in form and substance reasonably acceptable to Buyer, evidencing the sale of the Shares to Buyer.

(D)	The Company shall cause the Secretary of the Company to retain the corporate books and records of the Company, as well as originals of the articles of incorporation, by-laws or other governing documents of the Company.

(E)	Buyer shall pay the Closing Payment in accordance with Section 2.2.

5.4	Transfer of Title to Shares.

(A)	Title to the Shares shall not pass until the Closing Date.

(B)	None of Sellers or Buyer shall be obliged to complete the transfer of the Shares unless all items set out in Section 5.3 are accomplished. This Section shall not prejudice any rights or remedies available to a Party in respect of any default by any other Party.

(C)	Once the items set out in Section 5.3 are accomplished, the Shares shall be conveyed subject to the express conditions and limitations contained in this Agreement.

5.5	Costs and Expenses. Except as expressly set forth herein or in the Purchase Price Adjustment Escrow Agreement, the Local Sellers’ Escrow Agreement or the Oronite Escrow Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including, without limitation, legal, financial advisory and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses. In furtherance of the foregoing, the fees and expenses of any legal, financial advisory or accounting firms and any other service providers that render services to both the Company and one or more Sellers shall be appropriately apportioned among and paid by the Persons to whom such services are primarily rendered; provided, that any such fees and expenses allocated to the Company shall be severally (and not jointly) paid by the Sellers in proportion to their relative holdings of Shares.

6.	ORONITE INTELLECTUAL PROPERTY

6.1	Cessation of Use. Buyer and the Company hereby acknowledge, covenant and agree as follows:

(A)	All right, title and interest in and to Oronite Intellectual Property are owned exclusively by Oronite or one or more of its Affiliates, and neither Buyer nor the Company has any lawful intellectual property rights, title or interest in, and neither Buyer nor the Company is acquiring any lawful intellectual property rights, title or interest in or to use, any Oronite Intellectual Property, except for certain intellectual property rights to be licensed as provided in the Technology License Agreement and Section 17 of the Contract of Sale dated September 1, 2012.

(B)	From and after the Closing, the Company will (1) cease using and, to the extent practical, promptly destroy all Oronite Intellectual Property, and (2) and at all times thereafter the Company and Buyer will not use or exploit, and shall refrain from asserting any right to use or exploit, any Oronite Intellectual Property in any form whatsoever whether in the operation of the Company’s or Buyer’s business or otherwise, except as provided in Section 6.3 and except for certain intellectual property rights to be licensed as provided in the Technology License Agreement and Section 17 of the Contract of Sale dated September 1, 2012.

6.2	Preparations for Closing. During the Interim Period, the Company will allow Oronite and/or its representatives access to all premises where the Company operations occur and fully cooperate in an audit to identify and, as applicable, isolate Oronite Intellectual Property in preparation for its removal and/or destruction in compliance with this Section 6.

6.3	Debranding.

(A)	As soon as reasonably practicable after the Closing Date, and in any event at all times after the 30th day following the Closing Date (the “Debranding Deadline”), Buyer and the Company will not, and will cause each Affiliate, agent and contractor of the Company to not, display the Chevron Brand (or similar variation, or any element thereof, or any combination of the colors blue and red in any way in connection with the business carried on by the Company), and will cause the removal of the same from the trade names, logos, sites, premises, assets, signage, packaging, stationery, business cards, delivery notes, letterheads, invoices, advertising, sales literature, websites or other promotional material of the Company, storage containers, uniforms and clothing, purchase order forms, labels, office forms, PowerPoint templates and packaging of any kind whatsoever and all other indicia, items or assets whatsoever used in connection with the business of the Company.

(B)	Buyer is responsible for and shall bear all costs of debranding in accordance with this Section 6.3 and/or all costs of rebranding, undertaken by the Company or otherwise following the Closing.

6.4	Remedies. Buyer and the Company acknowledge and agree that, due to the unique nature of the Oronite Intellectual Property, there may be no adequate remedy under applicable Laws for any breach of the obligations of Buyer and the Company set out in this Section 6, and that any breach of these obligations will allow Buyer or the Company to compete unfairly with Oronite and its Affiliates resulting in irreparable harm to Oronite and its Affiliates. Accordingly, Buyer and the Company agree that upon any breach (or threat of a breach) of any of the obligations of Buyer or the Company set out this Section 6, and notwithstanding any other remedies available under this Agreement, Oronite and its Affiliates are entitled to immediate equitable relief, including a restraining order and/or a preliminary injunction, and Oronite and its Affiliates may seek indemnification from Buyer and the Company for any loss or harm in connection with any breach or enforcement of Buyer’s and/or the Company’s obligations set forth in this Section 6, or for the unauthorized use of Oronite Intellectual Property.

6.5	Destruction of Inventory; No Distribution. The Company will in the ordinary course of business use commercially reasonable efforts to minimize the volume of OLOA® additive packages in its inventory at the time of the Closing. Not later than the 45th day following the Closing Date, the Company will safely destroy, through reprocessing or otherwise, any OLOA® additive packages that remain in its inventory as of the Closing. From and after the Closing, the Company will not (A) sell or otherwise distribute any OLOA® components or (B) manufacture, sell or otherwise distribute any other material or substance generated using or in any way derived from or related to any Oronite Intellectual Property, in each case except to the extent authorized under the Technology License Agreement and/or Section 17 of the Contract of Sale dated September 1, 2012.

6.6	Post-Closing Audits. From time to time after the Closing but only during the term of the Technology License Agreement and/or Section 17 of the Contract of Sale dated September 1, 2012 or in connection with a Post-Termination Audit, a Third Party reasonably selected by Oronite may audit the Company’s use of Oronite Intellectual Property for purposes of ensuring compliance with (A) this Section 6, (B) Section 17 of the Contract of Sale dated September 1, 2012, and (C) the Technology License Agreement; provided, that no more than one such audit (other than any Post-Termination Audit) may occur during any 12-month period, except that Oronite may conduct an additional audit during the 60-day period following the termination of the Technology License Agreement and an additional audit during the 60-day period following the termination of Section 17 of the Contract of Sale dated September 1, 2012 (each such audit in response to any such termination, a “Post-Termination Audit”) notwithstanding that one or both Post-Termination Audits are conducted during the same 12-month period as a non-Post-Termination Audit permitted by this Section 6.6. Oronite shall provide the Company with at least 10 Business Days’ prior written notice of any such audit, and such audit shall be conducted during regular business hours in a manner that does not unreasonably interfere with the Company’s business activities.

6.7	Not an Affiliate. The Company acknowledges and agrees that it is not an Affiliate of Oronite or Chevron Corporation, and the Company shall not at any time after the Effective Date, and shall instruct all of its officers, employees and other representatives to not, represent to any Person that the Company is an Affiliate of Oronite or Chevron Corporation for any purpose, including but not limited to, for obtaining any preferred pricing or financing that may be offered or available to Chevron Corporation and its Affiliates.

6.8	Notices.

(A)	The Company will notify Oronite in writing immediately upon becoming aware of any unauthorized use by the Company or any of its Affiliates of any Oronite Intellectual Property described in Exhibit G.

(B)	From and after the Debranding Deadline, the Company will notify Oronite in writing immediately upon becoming aware of any breach by the Company or any of its Affiliates relating to any agreements set forth in this Section 6 concerning the Chevron Brand.

6.9	Breach; Cure Rights; Consequences.

(A)	Upon the occurrence during the 60 days following the Closing Date of any breach or violation by the Company (or any of its Affiliates) of any agreement set forth in this Section 6 relating to Oronite Intellectual Property (other than the Chevron Brand and excluding matters governed by the Technology License Agreement or Section 17 of the Contract of Sale dated September 1, 2012) where such breach, violation or other unauthorized use is not cured within the Section 6 Cure Period;

(B)	Upon the occurrence more than 60 days following the Closing Date of any breach or violation by the Company (or any of its Affiliates) of any agreement set forth in this Section 6 relating to Oronite Intellectual Property (other than the Chevron Brand and excluding matters governed by the Technology License Agreement or Section 17 of the Contract of Sale dated September 1, 2012);

(C)	Upon the occurrence at any time from and after the Debranding Deadline of any breach or violation by the Company (or any of its Affiliates) of any agreement set forth in this Section 6 relating to the Chevron Brand; or

(D)	Upon the occurrence at any time from and after the Closing of any breach or violation by the Company (or any of its Affiliates) of any license or other right to use or any unauthorized use or disclosure of any Oronite Intellectual Property relating to the Technology License Agreement or Section 17 of the Contract of Sale dated September 1, 2012;

(E)	Then, as a consequence of each of the events described in the foregoing clauses (A), (B), (C) and (D) and in addition to any other remedies available under this Agreement (including Section 6.4) or in law or equity or otherwise, (1) Buyer and the Company shall jointly and severally indemnify Oronite for the reasonable costs and expenses incurred by Oronite in connection with any audit that revealed the applicable breach, violation or other unauthorized use, (2) Buyer and the Company shall jointly and severally indemnify Oronite for any and all Losses incurred or sustained by Oronite (or any of its Affiliates) related to or arising from any such breach, violation or other unauthorized use, and (3) Oronite may terminate, upon written notice to the Company, the Company’s rights under the Technology License Agreement, with termination effective on the date specified in the notice (or if no such date is specified, termination shall be effective when notice is received).

7.	SPECIFIED COMPANY PRODUCTS

7.1	Intellectual Property Underlying Specified Company Products. Set forth on Exhibit N, is a list of certain additive packages and components (and descriptions thereof) manufactured by the Company as of the Effective Date (the “Specified Company Products”). Each Seller hereby acknowledges and agrees that effective upon the occurrence of the Closing, the Company (as a subsidiary of Buyer) will have the sole and exclusive ownership of the Intellectual Property underlying the Specified Company Products and the unconditional right to manufacture the Specified Company Products but only in the manner manufactured by the Company as of the Effective Date. In furtherance of the foregoing, each Seller hereby (A) releases any and all right and interest that he/she/it may have in any of the Specified Company Products or the Intellectual Property underlying the Specified Company Products but only to the extent included in Specified Company Products as of the Effective Date, and (B) agrees that he/she/it will not make any claim against the Company or its Affiliates after the Closing with respect to the manufacture of any Specified Company Products as of the Effective Date or the commercialization of the Intellectual Property underlying such Specified Company Products but only to the extent such Intellectual Property is included in any Specified Company Products as of the Effective Date. For the avoidance of doubt, each Seller acknowledges and agrees that the utilization of the Company’s manufacturing plant, in and of itself, by Buyer and its Affiliates after the Closing to manufacture the Specified Company Products, but only to the extent manufactured as of the Effective Date, shall not be deemed to infringe upon any of the Intellectual Property of any Seller. Nothing in this Section 7.1 shall be construed to expand or otherwise modify the rights under the Technology License Agreement or Section 17 of the Contract of Sale dated September 1, 2012.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Seller Representations and Warranties. Each Seller represents and warrants to Buyer, severally solely as to itself and not jointly with any other Seller, that as of the Effective Date and as of the Closing, the following statements (the “Individual Seller Representations”) are accurate:

(A)	Formation and Authorization of Entities.

(1)	If such Seller is an entity (other than a trust), such Seller (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to carry on its businesses as now being conducted and (b) has full corporate or company power and authority to enter into and perform this Agreement, and has taken all actions necessary to authorize its execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by such Seller.

(2)	If such Seller is a trust, such Seller (a) was validly created under the laws of the jurisdiction governing such trust and has not terminated pursuant to the terms of the trust instrument or the laws of the jurisdiction governing such trust, (b) the trustee or trustees of such Seller who are executing this Agreement have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, and (c) this Agreement has been duly executed and delivered by the trustee or trustees of such trust and, in the case of a trust which is revocable by the grantor of the trust or a trust with respect to which any person has the right to withdraw the assets of the trust, by such grantor or person who has the right to withdraw all of the assets of such trust.

(B)	Capacity of Individual Local Sellers.

(1)	If such Seller is an individual married pursuant to a common property (sociedad conyugal) regime, he or she is a Mexican individual with full capacity to enter into and perform under this Agreement, and has obtained prior written consent from his or her spouse to that effect.

(2)	If such Seller is an individual not married pursuant to a common property (sociedad conyugal) regime, he or she is a Mexican individual with full capacity to enter into and perform under this Agreement, and does not require any authorization, spousal consent or otherwise, to enter into and perform this Agreement.

(C)	No Conflict with Governing Documents. If such Seller is a legal entity (including a trust), neither this Agreement nor the performance of this Agreement constitutes a default, violation or conflict with the articles of incorporation, by-laws, trust agreement or other governing documents of such Seller.

(D)	Valid and Binding Obligation. This Agreement has been duly executed and delivered by such Seller, constitutes his/her/its legal, valid and binding obligation enforceable in accordance with its terms, and assuming the consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Buyer or any other Sellers, no consent or approval of any other Person is required in connection with his/her/its execution, delivery and performance of this Agreement.

(E)	No Brokers. Such Seller is not a party to, or in any way obligated under, nor does such Seller have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

(F)	Title to Shares. All of the Shares held by such Seller are solely, legally and beneficially owned by such Seller and registered in the name of such Seller, and are free from any Encumbrances (other than Permitted Encumbrances).

(G)	No Proceedings. Such Seller is not a party to any Proceedings in relation to the Company that might reasonably be expected to delay, prevent or materially hinder the Closing.

8.2	Buyer Representations and Warranties. Buyer represents and warrants to Sellers that, as of the Effective Date and as of Closing, the following statements are accurate:

(A)	Formation. Buyer is a sociedad anónima de capital variable, duly organized, validly existing and in good standing under the laws of the United Mexican States, and has all requisite power and authority to carry on its businesses as now being conducted.

(B)	Authorization. Buyer has full corporate or company power and authority to enter into and perform this Agreement, and has taken all actions necessary to authorize its execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by Buyer.

(C)	Valid and Binding Obligation. This Agreement has been duly executed and delivered by Buyer, constitutes its legal, valid and binding obligation enforceable in accordance with its terms, and assuming the consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Company or any Sellers, no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement.

(D)	No Conflict with Governing Documents. Neither this Agreement nor the performance of this Agreement constitutes a default, violation or conflict with the articles of incorporation, by-laws or other governing documents of Buyer.

(E)	No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which any Seller or the Company will have any liability.

(F)	No Improper Influence. No event has occurred in violation of Section 15.1.

(G)	Funds for Total Purchase Price; Solvency. Buyer has, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Total Purchase Price and the fees and expenses of Buyer related to the transactions contemplated hereby. Upon the consummation of such transactions, (1) Buyer will not be insolvent, (2) Buyer will not be left with unreasonably small capital, (3) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (4) the capital of Buyer will not be impaired.

(H)	No Proceedings. Buyer is not a party to any Proceedings that might reasonably be expected to delay, prevent or materially hinder the Closing.

8.3	Buyer Guarantor Representations and Warranties. Buyer Guarantor represents and warrants to Sellers that, as of the Effective Date and as of Closing, the following statements are accurate:

(A)	Formation. Buyer Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite power and authority to carry on its businesses as now being conducted.

(B)	Authorization. Buyer Guarantor has full corporate power and authority to execute and deliver the Buyer Guaranty and enter into and perform this Agreement, and has taken all actions necessary to authorize the execution, delivery and performance of the Buyer Guaranty and this Agreement and the transactions contemplated by this Agreement and the execution and delivery of the Buyer Guaranty have been duly and validly authorized by Buyer Guarantor.

(C)	Valid and Binding Obligation. This Agreement and the Buyer Guaranty have been duly executed and delivered by Buyer Guarantor, constitutes its legal, valid and binding obligation enforceable in accordance with its terms, and assuming the consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Company or any Sellers, no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement and the Buyer Guaranty.

(D)	No Conflict with Governing Documents. None of this Agreement, the performance of this Agreement or the issuance of the Buyer Guaranty constitutes a default, violation or conflict with the articles of incorporation or by-laws of Buyer Guarantor.

8.4	Company Representations and Warranties. The Company represents and warrants that as of the Effective Date and as of Closing (to the extent provided in Section 3.2(E)) the following statements (the “Company Representations”) are accurate:

(A)	Formation. The Company is a sociedad anónima de capital variable, duly organized, validly existing and in good standing under the laws of the United Mexican States and has all requisite power and authority to carry on its businesses as now being conducted.

(B)	Authorization. The Company has full corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements, and has taken all actions necessary on behalf of the Company to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereunder and thereunder have been duly and validly authorized by the Company.

(C)	No Conflict with Governing Documents. The execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not violate, conflict with or result in a breach of the articles of incorporation, by-laws or other governing documents of the Company.

(D)	Valid and Binding Obligation. This Agreement has been, and as of Closing each Ancillary Agreement will be, duly executed and delivered by the Company, constitutes or will constitute as of the Closing (in respect of each Ancillary Agreement) its legal, valid and binding obligation enforceable in accordance with its terms, and assuming the approvals, authorizations and other actions described in Section 4.3 have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Buyer, no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement or any Ancillary Agreement. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby will not result in any violation of any Material Contract.

(E)

Shares. All of the Shares are duly authorized, validly issued and fully paid. No other class of shares or other ownership interest in the Company has been authorized or is outstanding. As of the Effective Date, the authorized capital stock of the Company consists of 938,873 common shares, all of which are issued and outstanding. The Shares are not subject to, nor were they issued in violation of, any preemptive rights and the Shares were issued in compliance with applicable securities Laws. There are no outstanding (1) other equity securities of the Company, (2) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, (3) contracts defining the rights of security holders of the Company or any contract relating to the voting of any shares of capital stock or other ownership interests of the Company, other than pursuant to its governing documents, or (4) options, subscriptions, rights to subscribe, purchase rights, preemptive rights, rights of refusal, calls, warrants, conversion rights, contracts of any kind, or commitments of any character whatsoever outstanding or other rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. No Person has any right to acquire any other equity securities of the Company or the right to any payment in respect of the value of any equity security of the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any other Person.

(F)	Taxes Returns; No Affiliated Group Filings.

(1)	For the past 5 years, the Company has filed all Tax Returns for Taxes that were required to be filed, except for any failures to file any Tax Returns that would not cause or result in a material Tax liability to the Company.

(2)	The Company is not a member of an affiliated group filing a consolidated U.S. federal corporate income tax return.

(3)	The Company is not subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, and there are no outstanding requests in writing for such a waiver. The Company is not subject to any statute of limitations rule with respect to Tax exceeding 5 years.

(4)	The Company has never been a party to (and is not currently bound by or subject to) any Tax allocation, Tax sharing or other similar agreement.

(G)	Payment of Taxes. For the past 5 years, the Company has paid all Taxes shown as owing on all Tax Returns filed by the Company, except for any failures to pay any relevant Taxes that would not cause or result in a material Tax liability to the Company.

(H)	No Proceedings. The Company is not a party to any Proceedings that might reasonably be expected to delay, prevent or materially hinder the Closing.

(I)	Assets. The Company owns or has the right to use all assets reasonably necessary to carry on its business as currently conducted (consistent with past practices) free and clear of any Encumbrances (other than Permitted Encumbrances).

(J)	No Indebtedness. The Company will have no Indebtedness as of the Closing other than trade credit and trade payables outstanding and other Indebtedness properly included in Estimated Working Capital and/or Final Working Capital in accordance with Exhibit C.

(K)	Filings and Consents. All material necessary filings, consents and registrations in relation to the Company have been made and obtained (as applicable), and the Company is in good standing under the laws of the jurisdiction of its formation.

(L)	Financial Statements.

(1)	Attached hereto as Schedule 8.4(L) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”): (a) the audited balance sheet of the Company as of December 31, 2015, and the related audited statements of income and cash flows for the fiscal year then ended; (b) the audited balance sheet of the Company as of December 31, 2014, and the related audited statements of income and cash flows for the fiscal year then ended; and (c) the unaudited balance sheet of the Company as of September 30, 2016, and the related unaudited statements of income and cash flows for the 9-month period then ended.

(2)	The Financial Statements (a) are in accordance with MFRS applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (b) fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations for the periods then ended (subject, in each case, to the absence of footnotes and normal year-end adjustments).

(3)	Except (a) as and to the extent set forth in the Financial Statements and (b) for liabilities and obligations (i) under this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2016 or (iii) that will be paid at Closing, the Company does not have any material liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that would be required to be reflected on the balance sheet of the Company prepared in accordance with MFRS.

(M)	Material Contracts.

(1)	Set forth on Schedule 8.4(M) is a true and correct list of the Company’s Material Contracts. Each Material Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto (subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(2)	The Company is not in material breach or violation of or default under any Material Contract, and, to the Knowledge of the Company, no other party to any Material Contract is in material breach or violation of or default under any such Material Contract. There does not exist any event which (with or without notice, passage of time, or both) would constitute a material breach, violation of or default under any Material Contract (a) by the Company, or (b) to the Knowledge of the Company, by any counterparty thereto.

(N)	Litigation.

(1)	Except as set forth on Schedule 8.4(N), there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, any of its properties, assets or business, or, to the Knowledge of the Company, any of its current or former officers or directors, in their capacity as such.

(2)	Except as set forth on Schedule 8.4(N), the Company is not, nor are any of its properties, assets or business, or, to the Knowledge of the Company, any of its current or former officers or directors, in their capacity as such, subject to any outstanding order of a Governmental Entity.

(O)	Permits; Compliance.

(1)	Set forth on Schedule 8.4(O) is a list of all material permits, licenses, approvals, certificates and other authorizations held by the Company and currently in effect (the “Material Permits”).

(2)	The Material Permits represent all material authorizations, declarations and filings with Governmental Entities necessary for the lawful conduct of its businesses as presently conducted, including the ownership of its properties and assets. The Company is in material compliance with all such Material Permits. All such Material Permits are valid and in full force and effect in all material respects.

(3)	The Company is not in material default or violation of any term, condition or provision of any such Material Permit applicable to it. There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to revocation, cancellation, suspension or nonrenewal of any such Material Permit. The business of the Company is operated in material compliance with all applicable Laws and orders that are applicable to the operation of the Company’s business.

(4)	To the Knowledge of the Company, the Company is not under investigation with respect to any violation of any Laws or Orders that are applicable to the operation of the Company’s business.

(5)	During the 3 years prior to the Effective Date, the Company has not received written notice of any violation or, to the Knowledge of the Company, any threat in writing to be charged with any violation of any applicable Laws and orders that are applicable to the operation of the Company’s business.

(P)	Environmental Matters.

(1)	During the 3 years prior to the Effective Date, the Company has not received any written notice, order, directive or claim to the effect that it is or may be liable to any Person, including any Governmental Entity, for any actual or alleged violation of any Environmental Laws or for any Environmental Obligations.

(2)	To the Knowledge of the Company, (a) there has been no material release of any Hazardous Substance on any of the currently or formerly owned or leased real property of the Company, and (b) nor has there been any material release of any Hazardous Substance that has migrated from any such real property that would reasonably be expected to give rise to a Proceeding by any Third Party against the Company for personal injury, property damage, natural resource damages, cost recovery or contribution for costs to investigate or remediate any such contamination.

(3)	The Company has made available to Buyer, in written or electronic format, any and all material written final Third Party reports of environmental site assessments and investigations (not necessarily including all supporting appendices, attachments, and materials incorporated by reference, but otherwise complete in all material respects) with respect to the Owned Real Properties or the Leased Real Properties, or with respect to any real property previously owned or leased by the Company, or at which the Company was otherwise an operator, that: (a) have been prepared during the 3 years prior to the Effective Date; (b) are related to compliance with Environmental Laws; and (c) are in the possession or under the control of the Company.

(Q)	Real Property.

(1)	Schedule 8.4(Q)(1) sets forth the city, physical address, approximate acreage and public deed information for each parcel of Owned Real Property.

(2)	With respect to each Owned Real Property: (a) the Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Encumbrances as of the Closing, except Permitted Encumbrances, (b) except as set forth in Schedule 8.4(Q)(2), there are no written leases, concessions or other Contracts granting to any Person the right to use or occupy such Owned Real Property or any portion thereof; (c) except for the right of Buyer pursuant to this Agreement, there are no outstanding purchase and sale contracts, options, rights of first offer, rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to such Owned Real Property or any portion thereof or interest therein, and (d) the buildings, plants, structures located at the Company Plant are structurally sound, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(3)	Schedule 8.4(Q)(3) sets forth a complete list of all leases (each a “Material Real Property Lease”) of all real property (such real property, the “Leased Real Property”) pursuant to which the Company is a tenant.

(4)	Each Material Real Property Lease is valid and binding on the Company, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company has good and marketable title to its leasehold interests in the Leased Real Property free of Encumbrances (other than Permitted Encumbrances).

(5)	There is no existing default under any Material Real Property Lease beyond any applicable notice or cure period and no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company or, to the Knowledge of the Company, by any landlord or lessor, or permit termination, modification or acceleration by the landlord of the terms of any Material Real Property Lease. There are (a) no subleases, concessions or other contracts granting to any Person other than the Company the right to use or occupy any Leased Real Property, (b) no outstanding options, rights of first offer, or rights of first refusal to purchase, or rights of repurchase or forfeiture of, all or a portion of such Leased Real Properties and (c) no consents to the transactions covered by this Agreement required to be obtained from any landlord of any of the Leased Real Property.

(6)	To the Knowledge of the Company, there: (a) have been, for the shorter of the period from the date of possession by the Company or 5 years prior to the Closing Date, no Proceedings, including condemnation Proceedings, related to any Material Real Property Lease (including Proceedings brought by any adjacent property owners relating to the use or operation by the Company of any Material Real Property Lease), (b) are no pending Proceedings or any Proceedings threatened in writing, including condemnation Proceedings, related to a Material Real Property Lease (including Proceedings brought by any adjacent property owners relating to the use or operation by the Company of any real property), and (c) are no other matters materially and adversely affecting the current use or occupancy of any real property by the Company.

(R)	Affiliate Transactions.

(1)	Schedule 8.4(R) sets forth all contracts or other arrangements (other than any Terminating Contract or any employment agreement set forth in Schedule 8.4(M)) between the Company, on the one hand, and Affiliates of the Company or, to the Knowledge of the Company, any Seller, on the other hand.

(2)	To the Knowledge of the Company, neither the Company nor its Affiliates, directors (other than those directors who are employees of Oronite), officers or employees (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the Company) which is a material client, supplier, customer, lessor, lessee or competitor of the Company or (b) owns any property right, tangible or intangible, which is used by the Company in the conduct of its business.

(S)	No Improper Influence. The Company has not acted in any manner in violation of Section 15.1.

(T)	Sanctioned Transactions. The Company has not entered into any contract with any Person or Governmental Entity that is currently identified on the United States’ Office of Foreign Assets Control or the European Union’s lists of sanctioned countries, entities or individuals which prohibit transactions with such Persons or such Persons’ customers due to trade embargoes or other similar restrictions put in place by the United States or under the European Union Common Foreign and Security Policy.

9.	EMPLOYEE MATTERS

9.1	Employee Benefits; Employment Arrangements. From and after the Closing and until the 3-year anniversary of the Closing Date, Buyer shall cause the Company to: except in respect of the Company’s pension plan referred to in Section 9.2 below: (A) maintain all of the statutory and non-statutory compensation and employee benefit policies and programs enjoyed by those persons who are employed by the Company as of the Closing (the “Continuing Employees”) and that were in effect as of January 1, 2016, (B) continue to pay the annual 45-day Christmas bonus, (C) continue to pay the employee profit sharing (Participación de los Trabajadores en las Utilidades (PTU)) that the Company had in effect as of January 1, 2016 to eligible employees as determined by applicable Law, and (D) with respect to such profit sharing, ensure that the aggregate amount paid by the Company in respect of such profit sharing is at least equal to the average payout actually paid by the Company of profit sharing for calendar years 2013, 2014, and 2015.

9.2	Non-Statutory Benefits. From and after the Closing, Buyer will use its commercially reasonable efforts to continue the existing labor relationship and the pension plan enjoyed by the Continuing Employees; provided, however, that Buyer reserves the right to alter the existing labor relationship by enrolling the Continuing Employees in the non-statutory benefit programs (e.g., retirement pension plan and savings plan, medical coverage, life insurance and meal vouchers) enjoyed by Buyer’s or Buyer’s Affiliates’ similarly situated personnel in Mexico in addition to the provision set forth in Section 9.1.

9.3	Certain Acknowledgments.

(A)	From and after the Closing and notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that (1) Buyer shall be permitted to cause the Continuing Employees to transfer to any other entity, and (2) the Company’s current discretionary or performance corporate bonus plan shall be replaced with Buyer’s or Buyer’s Affiliates’ discretionary corporate bonus program.

(B)	If the Continuing Employees are transferred to another entity, Buyer or Buyer’s Affiliates shall transfer the years of service credit accumulated by the Continuing Employees and their benefits according to Sections 9.1 and 9.2 above.

10.	DISCLOSURES, DISCLAIMERS, WAIVERS, AGREEMENTS AND ACKNOWLEDG-MENTS REGARDING CONDITION OF THE ASSETS, THE SHARES AND THE COMPANY

10.1	Sellers’ Disclosures and Disclaimers. Except as otherwise expressly provided in this Agreement, each Seller makes the following disclosures and disclaimers:

(A)	The Shares held by such Seller and all the Assets are being sold “AS IS, WHERE IS” and with all faults.

(B)	Neither such Seller nor any of its Affiliates makes any warranty or representation, express or implied in fact or by any applicable Law, with respect to any matter or thing concerning such Seller’s Shares, the Company or the Assets, and disclaims all liability and responsibility for any representation, warranty, collateral contract, statement, assurance, opinion or information made or communicated (orally or in writing) to Buyer (including those by any officer, director, employee, agent, adviser, consultant or representative of such Seller or any Affiliate of such Seller) concerning such Seller’s Shares, the Company or the Assets.

10.2	Buyer’s Acknowledgments, Waivers and Agreements.

(A)	Except as otherwise expressly provided in this Agreement, Buyer acknowledges and agrees that the Assets will be acquired in their “AS IS, WHERE IS” condition and with all faults, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.

(B)	Buyer acknowledges the disclaimers set forth in Section 10.1, and acknowledges and affirms that it is knowledgeable and experienced with respect to the business of the Company and is capable of evaluating the risks and merits of purchasing the Shares and, in making a decision to proceed with the transactions contemplated by this Agreement, and it has not relied upon any representation, warranty, statement, opinion or information in entering into or carrying out the transactions contemplated by this Agreement (other than as set forth in Sections 8.1 and 8.4).

(C)	Subject to its rights and remedies expressly set forth in this Agreement, Buyer agrees to assume full responsibility for compliance with all obligations attributable, in any way, to the Assets or operations of the Company and all applicable Laws concerning all conditions, discovered, discoverable, hidden, known or unknown, relating to the Assets or operations of the Company.

(D)	Buyer affirms that it is relying on both (1) the representations and warranties of Sellers expressly set forth in this Agreement and (2) its own independent investigation, analysis and evaluation of the Company’s business and prospects and the Assets, including any future and current Taxes in relation to the Company, the Shares and the Assets.

(E)	Buyer accepts and assumes all risk and responsibility for all Losses except as set forth in Section 11.

(F)	Subject to its rights and remedies expressly set forth in this Agreement, Buyer accepts and assumes as of the Closing title to and all risk in the Shares to be sold by the Sellers hereunder.

(G)	Buyer has had the opportunity to review all information deemed appropriate by Buyer concerning the Company, its business, properties, contracts, Assets, Asset Documents, Environmental Materials, liabilities and employees using internal and external legal, accounting, financial, Tax, Environmental, technical and other relevant expert advice and has made its own independent analysis and judgment of the Company and is not relying upon any projections of the Company or any Seller regarding prospective business activities or revenues of the Company.

11.	INDEMNIFICATION

11.1	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period (the “Survival Period”) ending on the earlier to occur of (A) the 18-month anniversary of the Closing Date, or (B) the 30th day following the date on which the statutory auditor of the Company (comisario) submits its annual report to the shareholders pursuant to Article 166 of the General Law of Commercial Companies for the calendar year ending on December 31, 2017; provided, however, that the Fundamental Representations shall survive until the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

11.2	Indemnification by Sellers Relating to the Representations and Warranties and Covenants of the Company. Subject to the other terms and conditions of this Section 11, from and after the Closing, Sellers, severally in accordance with their respective Combined Pro Rata Shares (and not jointly), shall indemnify and defend Buyer and its Affiliates and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees as a result of:

(A)	any breach of any of the Company Representations;

(B)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company at or prior to Closing pursuant to this Agreement;

(C)	except to the extent included as a liability in the computation of Final Working Capital (as finally determined), all Company Transaction Expenses;

(D)	except to the extent included as a liability in the computation of Final Working Capital (as finally determined), all Taxes (or the non-payment thereof) (i)

imposed on or payable by the Company for a Pre-Closing Tax Period or any Pre-Closing Straddle Period, and/or (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member prior to the Closing Date; or

(E)	except to the extent included as a liability in the computation of Final Working Capital (as finally determined), all liabilities and obligations under the Terminating Contracts and/or the terminated Conditional Contracts.

11.3	Indemnification by Sellers Relating to the Representations and Warranties and Covenants of Sellers. Subject to the other terms and conditions of this Section 11, from and after the Closing, each Seller, severally in accordance with its respective Combined Pro Rata Share (and not jointly with any other Seller), shall indemnify and defend the Buyer Indemnitees, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees as a result of:

(A)	any breach of any of the Individual Seller Representations made by such Seller;

(B)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement; or

(C)	except to the extent included as a liability in the computation of Final Working Capital (as finally determined), all Taxes (or the non-payment thereof) imposed on such Seller or its Affiliates (but excluding the Company).

11.4	Indemnification by Buyer. Subject to the other terms and conditions of this Section 11, from and after the Closing, Buyer shall indemnify and defend each Seller and its respective Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees as a result of or related to:

(A)	any breach of any of the representations or warranties of Buyer contained in Sections 8.2;

(B)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or by the Company after the Closing pursuant to this Agreement;

(C)	except to the extent that any Buyer Indemnitee is entitled to indemnification pursuant to either Section 11.2 or Section 11.3, any Third Party Claim with respect to the ownership of Shares by such Seller Indemnitee (or any Affiliate) during any period prior to Closing; or

(D)	any Taxes imposed on or payable by the Company for which Sellers are not liable pursuant to Section 11.2(D) or otherwise;

provided, that the Seller Indemnitees in respect of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to Section 6 or by the Company after the Closing pursuant to Section 6 shall be limited to the Oronite Indemnitees.

11.5	Certain Limitations. Notwithstanding anything to the contrary contained herein, the indemnification provided for in Sections 11.2, 11.3 and 11.4 shall be subject to the following limitations:

(A)	References to the limitations on and the liability of any Seller shall include any Affiliate of such Seller which might have any liability with respect to such Seller’s representations, warranties, covenants and other agreements.

(B)	Sellers shall not be liable to the Buyer Indemnitees for any Losses pursuant to Section 11.2(A) unless the aggregate amount of all Sellers’ liability in respect of all claims made by the Buyer Indemnitees in respect of all related matters exceeds US$500,000 (the “Deductible”), and only to the extent of such excess; provided, however, that the Deductible shall not apply to the breach of any Fundamental Representation made by the Company or the breach of Section 8.4(J).

(C)	The maximum aggregate liability of Oronite: (1) shall not exceed the Oronite Indemnification Escrow Amount for any and all Losses indemnifiable by Oronite pursuant to Section 11.2 (and the Oronite Indemnification Escrow Amount shall be the sole and exclusive remedy for any such Losses); provided, however, that this Section 11.5(C)(1) shall not apply to the breach of any Fundamental Representation made by the Company or the breach of Section 8.4(J); and (2) shall not exceed the Oronite Percentage of the Total Purchase Price for any and all Losses indemnifiable by Oronite pursuant to Section 11.2 or Section 11.3.

(D)	The maximum aggregate liability of the Local Sellers: (1) shall not exceed the Local Sellers’ Indemnification Escrow Amount for any and all Losses indemnifiable by the Local Sellers pursuant to Section 11.2 (and the Local Sellers’ Indemnification Escrow Amount shall be the sole and exclusive remedy for any such Losses); provided, however, that this Section 11.5(D)(1) shall not apply to the breach of any Fundamental Representation made by the Company or the breach of Section 8.4(J); and (2) the maximum liability of each Local Seller shall not exceed its Combined Pro Rata Share of the Total Purchase Price for any and all Losses indemnifiable by such Local Seller pursuant to Section 11.2 or Section 11.3.

(E)	In respect of any liability which is contingent, no Seller shall have any liability unless and until such liability becomes an actual liability and is due and payable. This provision shall not operate to avoid an indemnification claim made in respect of a contingent liability or not capable of being quantified within the time limits specified in Section 11.1.

(F)	The amount of any and all Losses payable to any Buyer Indemnitee shall be determined net of any amounts or Losses actually received by any of the Buyer Indemnitees (net of any related costs and expenses incurred in connection therewith, including the direct costs of insurance premiums and deductibles or self-insured retentions relating to any such insurance proceeds) under or pursuant to any insurance coverage (collectively, “Alternative Arrangements”).

(G)	The Buyer Indemnitees shall use commercially reasonable efforts to collect all amounts available and recoverable under any Alternative Arrangements and Sellers shall provide reasonable cooperation to the Buyer Indemnitees undertaking such efforts, including by providing reasonable access to any documents, reports, data or other information in the possession of Sellers required by the Buyer Indemnitees or any Alternative Arrangements.

(H)	If any Seller or any Affiliate of such Seller makes or is required to make any payment pursuant to an indemnification claim and a Buyer Indemnitee has received or at any time thereafter receives any benefit (whether by way of payment, discount, credit or otherwise) otherwise than from such Seller or Affiliate which would not have been received but for the circumstance giving rise to the indemnification claim in respect of which such payment was made, then, as the case may be, the benefit received shall be set off against any such payment or, where the corresponding payment has already been paid to a Buyer Indemnitee, such Buyer Indemnitee shall, once it has received such benefit, forthwith repay to such Seller an amount equal to the lower of the amount of such benefit and such payment.

(I)	The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 for any Loss to the extent that such Loss was taken into account in the determination of the Final Closing Payment pursuant to Section 2.3, only to the extent that amounts associated with such Loss are included therein.

(J)	No Party shall be liable under Section 11 for any Loss based upon or arising out of any inaccuracy in or breach of any of the representations or warranties contained in this Agreement if the Person seeking indemnification for such Loss had actual knowledge of such inaccuracy or breach prior to the Effective Date.

(K)	The Buyer Indemnitees shall take all reasonable steps to avoid, minimize or mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(L)	The Buyer Indemnitees shall not be entitled to make a claim for Losses in any of the following circumstances:

(1)	To the extent that any such Losses arise as a result of any change in, or in the judicial interpretation of, applicable Law or an enactment or repeal of legislation or regulation, taking effect after the Effective Date or the withdrawal of any extra statutory concessions previously made (whether or not the change proposes to be effective retrospectively in whole or in part) or the act of any Governmental Entity.

(2)	To the extent that any such Losses arise as a result of a circumstance which arose with the written consent of Buyer or Buyer Guarantor or due to any act or omission by Buyer or Buyer Guarantor.

(3)	To the extent that any such Losses have already been recovered by any Buyer Indemnitee under any other term of this Agreement or any other document referred to in this Agreement.

(4)	In respect of any matter with which the Company or any Seller is required to comply pursuant to any Asset Document.

(5)	In respect of any matter that would not have arisen but for a change in accounting legislation, MFRS, or any policy or practice of any Buyer Indemnitee or the Company after Closing.

11.6	Indemnification Procedures. Any Person making a claim for any Loss under this Section 11 is referred to as the “Indemnified Party,” and any Party or Parties against whom such claim is asserted under this Section 11 is referred to as the “Indemnifying Party.”

(A)	No agreement, consent, giving or receipt of notice, or other action required or permitted in this Section 11.6 in respect of any Indemnifying Party or Indemnified Party shall be valid unless all Parties that comprise the Indemnifying Party or the Indemnified Party (as applicable) join in such agreement, consent, giving or receipt of notice or other action, except that (1) Oronite alone may take any of the foregoing actions with respect to a claim for any Loss related to or arising out of Section 6 without any of the Local Sellers joining in such actions and (2) all rights and obligations of the Local Sellers shall be exercised solely by the Local Sellers’ Representative and not by any Local Sellers.

(B)	If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give any Indemnifying Party reasonably prompt written notice thereof (the “Claim Notice”), but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve any Indemnifying Party of its indemnification obligations hereunder, except to the extent that such Indemnifying Party is actually prejudiced thereby. Such Claim Notice by any Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may reasonably be sustained by such Indemnified Party.

(C)

An Indemnifying Party shall have the right to participate in, or by giving written notice to an Indemnified Party, to assume the conduct and control of the settlement or defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, and an Indemnified Party shall cooperate in good faith in such defense. Such written notice shall (i) acknowledge the obligation to indemnify such Indemnified Party in accordance with the terms contained in this Agreement, and (ii) contain an undertaking by such Indemnifying Party to promptly reimburse the Indemnified Party for all out-of-pocket expenses incurred as a result of the assumption by the applicable

Indemnifying Party of control of such settlement or defense. Notwithstanding the foregoing, if the Indemnifying Party are Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (1) is asserted directly by or on behalf of a Person that is a material supplier or customer of the Company, or (2) seeks an injunction or other equitable relief against the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party is Buyer, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that relates to or is alleged to relate to a Chevron Brand or Oronite Intellectual Property.

(D)	In the event that an Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it reasonably deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the applicable Indemnified Party. Any Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to any applicable Indemnifying Party’s right to control the settlement and defense thereof. The fees and disbursements of such counsel shall be at the expense of such Indemnified Party. If an Indemnifying Party elects not to compromise or defend such Third Party Claim, the applicable Indemnified Party may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Oronite, the Local Sellers’ Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(E)	Notwithstanding any other provision of this Agreement, an Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of any applicable Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except to the extent such settlement does not provide for liability or the creation of a financial or other obligation on the part of any such Indemnified Party and provides, in customary form, for the unconditional release of any such Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If an Indemnified Party has assumed the defense of any Third Party Claim pursuant to Section 11.6(B), it shall not agree to any settlement without the written consent of any applicable Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and no such settlement shall, without the written consent of any such Indemnifying Party, be determinative of any such Indemnifying Party’s obligations under this Section 11.

(F)

Any Proceeding or indemnification claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by an Indemnified Party giving an Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after such Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve an Indemnifying Party of its indemnification obligations, except to the extent that such Indemnifying Party is actually prejudiced thereby. Such notice by an Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss, if reasonably practicable, that has been or may be reasonably sustained by such Indemnified Party. For a period of 30 days after the date on which written notice of a Direct Claim is delivered, the applicable Indemnified Party and the applicable Indemnifying Party shall use good faith efforts to resolve amicably all Direct Claims in dispute, to respond to requests made by the other as promptly as is reasonably practicable under the circumstances and to provide each other with all information reasonably requested by the other to enable the other to assess the basis for the Direct Claim or the magnitude of any Direct Claim. If the issues raised in any Direct Claim have not been resolved by the end of such 30-day period, then any of the applicable Parties may commence an action pursuant to the provisions of Section 16 seeking resolution of such Direct Claim.

11.7	Escrow Disbursements.

(A)	As long as there are funds remaining in the Local Sellers’ Indemnification Escrow Account and the Oronite Indemnification Escrow Account, then, within 5 Banking Days following the final determination of any Loss to which Buyer shall be entitled to indemnification pursuant to Section 11.2 (each, an “Escrow Indemnification Payable”):

(1)	the Local Sellers’ Representative shall join Buyer in executing joint written instructions to the Local Sellers’ Escrow Agent instructing the Local Sellers’ Escrow Agent to disburse from the Local Sellers’ Indemnification Escrow Account, to or as directed by Buyer, that portion of the Local Sellers’ Indemnification Escrow Amount equal to the lesser of (i) the Local Sellers’ Percentage of the Escrow Indemnification Payable and (ii) the full amount of the then-remaining funds in the Local Sellers’ Indemnification Escrow Account; and

(2)	Oronite shall join Buyer in executing joint written instructions to the Oronite Escrow Agent instructing the Oronite Escrow Agent to disburse from the Oronite Indemnification Escrow Account, to or as directed by Buyer, that portion of the Oronite Indemnification Escrow Amount equal to the lesser of (i) the Oronite Percentage of the Escrow Indemnification Payable and (ii) the full amount of the then-remaining funds in the Oronite Indemnification Escrow Account.

(B)

The Local Sellers’ Indemnification Escrow Amount shall be held and invested by the Local Sellers’ Escrow Agent in accordance with the terms of the Local Sellers’ Escrow Agreement, and the funds remaining (if any) in the Local Sellers’ Indemnification Escrow Account at the termination of the Survival Period minus withholding Taxes, if any, as required by applicable Laws, shall be released to the Local Sellers’ Trustee (for further distribution to the Local Sellers in accordance with their respective Local Seller Pro Rata Shares) on such date; provided, that if any claim by the Buyer Indemnitees shall have been properly asserted by the Buyer Indemnitees pursuant to this Agreement on or prior to such date and remains pending on such date (any such claim, a “Pending Claim”), (i) the amounts released to the Local Sellers’ Trustee from the Local Sellers’ Indemnification Escrow Account shall be the amount of the Local Sellers’ Indemnification Escrow Amount then held by the Local Sellers’ Escrow Agent minus the aggregate amount of all such Pending Claims minus withholding Taxes, if any, as required by applicable Laws, and (ii) any funds that remain in the Local Sellers’ Indemnification Escrow Account following such date in respect of any such Pending Claim shall be released to the Local Sellers’ Trustee or Buyer, as applicable, upon resolution or (if applicable) satisfaction of any such Pending Claim. Buyer and the Local Sellers’ Representative shall from time to time submit joint written instructions to the Local Sellers’ Escrow Agent instructing the Local Sellers’ Escrow Agent to distribute funds from the Local Sellers’ Indemnification Escrow Account in accordance with this Section 11.7(B) and the Local Sellers’ Escrow Agreement.

(C)	The Oronite Indemnification Escrow Amount shall be held and invested by the Oronite Escrow Agent in accordance with the terms of the Oronite Escrow Agreement, and the funds remaining (if any) in the Oronite Indemnification Escrow Account at the termination of the Survival Period minus withholding Taxes, if any, as required by applicable Laws, shall be released to Oronite on such date; provided, that if there remain any Pending Claims on such date, (i) the amounts released to Oronite from the Oronite Indemnification Escrow Account shall be the amount of the Oronite Indemnification Escrow Amount then held by the Oronite Escrow Agent minus the aggregate amount of all such Pending Claims minus withholding Taxes, if any, as required by applicable Laws, and (ii) any funds that remain in the Oronite Indemnification Escrow Account following such date in respect of any such Pending Claim shall be released to Oronite or Buyer, as applicable, upon resolution or (if applicable) satisfaction of any such Pending Claim. Buyer and Oronite shall from time to time submit joint written instructions to the Oronite Escrow Agent instructing the Oronite Escrow Agent to distribute funds from the Oronite Indemnification Escrow Account in accordance with this Section 11.7(C) and the Oronite Escrow Agreement.

11.8	Recovery Rights. If either Buyer or the Company, or both, becomes aware of any matter or circumstance that may entitle any Seller to a right to recover from any Person in respect of any matter for which a Buyer Indemnitee has made an indemnification claim against any Seller, then Buyer shall notify Oronite and the Local Sellers’ Representative of such right to recover within 60 days of Buyer or the Company becoming aware of the same. The failure to give such notice shall not, however, relieve any Seller of its indemnification obligations, except to the extent that such Seller is actually prejudiced thereby. Such notice shall describe the matter or circumstance that may entitle any Seller to such right to recover in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, that may be recoverable by any Seller.

11.9	Exclusive Remedies. The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than (A) claims to enforce the obligations of Buyer Guarantor pursuant to the Buyer Guaranty, (B) any breach of Section 6 or 15.1 for which the affected Parties and their Affiliates shall have rights to all legal and equitable remedies available pursuant thereto or under applicable Law and (C) for fraud or intentional misrepresentation on the part of a Party in connection with the transactions contemplated by this Agreement, which such claims shall not be subject to any monetary or survival limitations set forth in this Agreement notwithstanding anything herein to the contrary) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to or in any way arising from the subject matter of this Agreement, shall be to make a claim for Losses pursuant to the indemnification provisions set forth in this Section 11.

12.	TERMINATION; TERMINATION FEE

12.1	Termination.

(A)	This Agreement may be terminated only by:

(1)	the mutual written consent of Buyer, Oronite and the Local Sellers’ Representative;

(2)	written notice under any of the following provisions of this Agreement:

(a)	if any of the Conditions Precedent set forth in Section 3.1 are not satisfied by the Outside Date, and Oronite and the Local Sellers’ Representative have not waived such Condition Precedent, then Oronite and the Local Sellers’ Representative may jointly terminate this Agreement by written notice to Buyer; provided, that the right to terminate this Agreement under this Section 12.1(A)(2)(a) shall not be available if at the time Oronite or any of the Local Sellers is in material breach of any of its respective representations, warranties, covenants or other agreements contained herein;

(b)	if any of the Conditions Precedent set forth in Section 3.2 are not satisfied by the Outside Date, and Buyer has not waived such Condition Precedent, then Buyer may terminate this Agreement by written notice to Oronite and the Local Sellers’ Representative; provided, that the right to terminate this Agreement under this Section 12.1(A)(2)(b) shall not be available if at the time Buyer is in material breach of any of its representations, warranties, covenants or other agreements contained herein;

(c)	if any of the Conditions Precedent set forth in Section 3.3 are not satisfied by the Outside Date, then Buyer, on the one hand, or Oronite and the Local Sellers’ Representative, on the other hand, may terminate this Agreement by written notice to the other Parties; provided, that the right to terminate this Agreement under this Section 12.1(A)(2)(c) shall not be available if at the time any such terminating Party is in material breach of any of its representations, warranties, covenants or other agreements contained herein;

(d)	by any Party pursuant to Section 15.1(C) in the event of a violation of the provisions of any of Sections 8.2(F), 8.4(S), 15.1(A) or 15.1(B);

(e)	by any Party if any Governmental Entity (other than the Competition Commission) shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 12.1(A)(2)(e) shall have used reasonable best efforts to remove such order or other action; or

(f)	by Buyer if the Competition Commission imposes commercially unreasonable conditions or obligations on Buyer, the Company or their Affiliates in connection with the granting of the authorization or clearance required pursuant to the Competition Law; provided, that Buyer shall have complied with its obligations pursuant to Section 4.3.

(B)	With respect to any termination pursuant to any of Sections 12.1(A)(2)(a), (b), (c), (e) and (f), if the terminating Party under any such Section has used reasonable endeavors to satisfy the Conditions Precedent applicable to it in accordance with Section 3, then it shall have no further rights or obligations to the other Parties under this Agreement, except as set forth in Section 5.5, this Section 12 and Sections 13, 15, 16, 17 and 18.

12.2	Termination Fee; Liquidated Damages. If (A) Closing does not occur on or before the Outside Date because Buyer willfully fails to tender performance to effect the Closing by the Outside Date in material breach of its obligations under this Agreement, (B) all of the Conditions Precedent set forth in Sections 3.2(A), 3.2(C), 3.2(D), 3.2(E), 3.2(R), 3.2(S) and 3.2(T) have been satisfied, (C) no Seller is then in material breach of this Agreement, and (D) Oronite and the Local Sellers’ Representative terminate this Agreement pursuant to Section 12.1, then Buyer shall pay the sum of US$11,000,000 (the “Termination Fee”) as liquidated damages within 5 Business Days following demand therefor made by joint written notice from Oronite and the Local Sellers’ Representative to Buyer, as follows, (1) to Oronite, the Oronite Percentage of such sum, and (2) to the Local Sellers’ Trustee, the Local Sellers’ Percentage of such sum (for further distribution to the Local Sellers in accordance with their respective Local Seller Pro Rata Shares); provided, that, for clarity, Buyer shall not be obligated to pay the Termination Fee if the Competition Commission imposes commercially unreasonable conditions or obligations on Buyer, the Company or their Affiliates in connection with the granting of the authorization or clearance required pursuant to the Competition Law. Such payment of the Termination Fee to Oronite and the Local Sellers’ Trustee shall constitute liquidated damages hereunder, which remedy shall be the sole and exclusive remedy available to Sellers for any such willful failure to perform or other uncured material breach of this Agreement against Buyer or its Affiliates. Upon Oronite’s and the Local Sellers’ Trustee’s receipt of the Termination Fee, Buyer and its Affiliates shall be released from any further liability or obligation under this Agreement. Oronite, the Local Sellers’ Representative and Buyer acknowledge and agree that if Oronite and the Local Sellers’ Trustee collect from Buyer the Termination Fee in accordance with this Section 12.2, then (i) Oronite’s and the Local

Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Termination Fee is a fair and reasonable estimate by the Parties of such actual damages and (iii) such liquidated damages do not constitute a penalty.

13.	CONFIDENTIALITY

13.1	Incorporation of Confidentiality Agreements. The terms of the Confidentiality Agreements are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time all such Confidentiality Agreements shall terminate; provided, that, for clarity, Buyer and Buyer Guarantor hereby agree to be bound by the same obligations as Afton Chemical under the Confidentiality Agreements; and provided further, that the Confidentiality Agreements shall terminate only in respect of that portion of the “Information” or “Evaluation Material” (as such terms are defined in the applicable Confidentiality Agreements) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements shall nonetheless continue in full force and effect. As of the Effective Date, Afton Chemical agrees to the amendments and other modifications to the Confidentiality Agreements set forth in this Section 13.

13.2	Disclosures Governed by Confidentiality Agreements; Exceptions. Nothing provided to Buyer or Buyer Guarantor pursuant to Section 4.1(A) or (C) or Section 4.3 shall in any way amend or diminish the obligations of Buyer, Buyer Guarantor or Afton Chemical under the Confidentiality Agreements. Buyer, Buyer Guarantor and Afton Chemical acknowledge and agree that any (A) “Information” or “Evaluation Material” (as such terms are defined in the applicable Confidentiality Agreements) provided to Buyer pursuant to Section 4.1(A) or (C) or Section 4.3 or otherwise by the Local Sellers’ Representative, any Seller or the Company or any officer, director, employee, agent, representative, accountant or counsel of any of them shall be subject to the terms and conditions of the Confidentiality Agreements, (B) that the terms “Information” and “Evaluation Material” as used in the Confidentiality Agreements include this Agreement and all Ancillary Agreements and any transactions contemplated hereby or thereby and all exhibits and schedules hereto or thereto, and (C) if this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby is required to be disclosed by a Governmental Entity or any other requirement of applicable Law or the requirements of any stock exchange on which the securities of Buyer Guarantor or any of its Affiliate are traded or quoted, Buyer Guarantor will give prompt written notice to Sellers before the time of disclosure to allow Sellers an opportunity to seek a protective order or other appropriate remedy (including confidential treatment) and will cooperate with Sellers in obtaining such protective measures; provided, however, that any required disclosure of any Ancillary Agreement or Exhibit G shall only require Buyer Guarantor to provide notice to and cooperate with Oronite; and provided further, it is agreed that the foregoing does not alter the obligations, including with respect to non-disclosure and non-use of information, of any Party under Section 6 of this Agreement. Notwithstanding the foregoing, nothing in the Confidentiality Agreements or this Section 13.2 shall restrict disclosure of this Agreement or any Ancillary Agreement or any exhibit hereto or thereto to the Competition Commission or other antitrust Governmental Entity in accordance with the proceedings and other matters described in Section 4.3.

13.3	Post-Closing Disclosure by Buyer Guarantor. From and after the Closing, Buyer Guarantor agrees not to disclose or use at any time (and to cause each of its Affiliates not to use or disclose at any time) this Agreement or any Ancillary Agreements or any transactions contemplated hereby or thereby, any exhibits or schedules hereto or thereto, or any Confidential Information of any of the Sellers or their respective Affiliates, provided, that Buyer Guarantor and its Affiliate and their respective representatives may use or disclose any such instruments or Confidential Information to the extent such use or disclosure is necessary to perform post-Closing matters as expressly required or permitted by this Agreement, the performance of any obligations pursuant to this Agreement, resolving any claim made by any Seller Indemnitee, any post-Closing Tax filings, the preparation of financial statements or in furtherance of any other reasonable business purposes or if required by a Governmental Entity or any other requirements of applicable Law; provided, however, that if any such instrument or transaction or Confidential Information is required to be disclosed by a Governmental Entity or any other requirement of applicable Law or the requirements of any stock exchange on which the securities of Buyer Guarantor or any of its Affiliates are traded or quoted, Buyer Guarantor will give prompt written notice to Sellers before the time of disclosure to allow Sellers an opportunity to seek a protective order or other appropriate remedy (including confidential treatment) and will cooperate with Sellers in obtaining such protective measures; provided further, that any required disclosure of any Ancillary Agreement or Exhibit G shall only require Buyer Guarantor to provide notice to and cooperate with Oronite; and provided further, it is agreed that the foregoing does not alter the obligations, including with respect to non-disclosure and non-use of information, of any Party under Section 6 of this Agreement or under the Ancillary Agreements.

13.4	Post-Closing Disclosure by Sellers. From and after the Closing, each Seller agrees not to disclose or use at any time (and to cause each of its Affiliates not to use or disclose at any time) this Agreement or any Ancillary Agreements or any transactions contemplated hereby or thereby, any exhibits or schedules hereto or thereto, or any Confidential Information of the Company or any other Seller or their respective Affiliates; provided, that such Seller or its representatives may use or disclose any Confidential Information to the extent such use or disclosure is necessary to perform post-Closing matters as expressly required or permitted by this Agreement, including in connection with preparation and review of the Final Closing Statement, the performance of any obligations pursuant to this Agreement, resolving any claim made by any Buyer Indemnitee, any post-Closing Tax filings, the preparation of financial statements or in furtherance of any other reasonable business purposes or if required by a Governmental Entity or any other requirements of applicable Law; provided, however, that if any such instrument or transaction or Confidential Information of the Company or any other Seller is required to be disclosed by a Governmental Entity or any other requirement of applicable Law, such Seller will give prompt written notice to Buyer and/or the other Sellers (as applicable) before the time of disclosure to allow Buyer and/or the other Sellers (as applicable) an opportunity to seek a protective order or other appropriate remedy (including confidential treatment) and will cooperate with Buyer and/or the other Sellers (as applicable) in obtaining such protective measures prior to any such disclosure.

13.5

Public Announcements. Notwithstanding anything to the contrary set forth in this Agreement, and except for mandatory notices or announcements required under applicable Laws, any stock exchange upon which a Party’s or its Affiliate’s shares are traded or quoted or any similar regulatory body of any other jurisdiction (in each case compliant with Sections 13.2, 13.3 and 13.4 (as applicable)), following the Closing any announcements regarding the sale and purchase of the Shares pursuant to this Agreement shall be made pursuant to a text prepared jointly by Oronite, the Local Sellers’

Representative and Buyer Guarantor, to which effect the Parties shall cooperate in good faith. Any press release in connection with the sale and purchase of the Shares pursuant to and any other transactions contemplated by this Agreement or any Ancillary Agreement shall be made only after all mandatory notices have been properly given, and shall not be released without the prior consent of the other Parties. In the event a Party is required to make any mandatory notice or announcement, if practicable in the circumstances, it shall use its reasonable best efforts to allow the other Parties reasonable time to comment on such notice or announcement in advance of its issuance.

14.	NON-SOLICITATION

14.1	Non-Solicitation. During the period commencing on the Closing Date and ending on the 1-year anniversary of the Closing Date (the “Non-Solicitation Period”), none of Sellers or any of their respective Affiliates shall:

(A)	solicit for employment or retention any Person who has been an employee of the Company during the Non-Solicitation Period (provided, that nothing in this Section 14.1(A) shall be deemed to prohibit any of the Sellers or their respective Affiliates from hiring or otherwise retaining any Person (1) who responds to advertisements for employment opportunities in newspapers or other media of general circulation made by a Seller or its Affiliates to the extent that such advertisements are not aimed specifically at any of the employees of the Company, (2) who is located by an executive search firm to the extent that such search solicitations are not aimed specifically at any of the employees of the Company, or (3) who contacts a Seller or its Affiliates solely on such Person’s own initiative and without solicitation by such Seller or its Affiliates); or

(B)	influence or attempt to influence any Person who has been an employee of the Company during the Non-Solicitation Period to terminate his or her employment with the Company (provided, that, for purpose of clarity, if any Seller or its Affiliates exercises its right to hire in accordance with the terms of the proviso set forth in subsection (A) above, such action shall not be deemed to be a violation of this subsection (B)).

15.	IMPROPER INFLUENCE

15.1	Improper Influence.

(A)	Prohibition. No Party or any of its Affiliates has offered or made, or shall offer or make, any payment or offer or give anything of value to any Government Official, any immediate family member of a Government Official or any political party to influence the Government Official’s or organization’s decision or to gain any other advantage for the Company, any Seller, Buyer or any of their respective Affiliates arising out of this Agreement. In addition, no Party or any of its Affiliates shall offer or make any payment or offer or give anything of value to any Person if such Party or the applicable Affiliate knew or had reason to believe, or knows or has reason to believe, that any portion of the payment or gift would have been, or will be, given directly, indirectly or through a Third Party to any Government Official, any immediate family member of any Government Official or any political party.

(B)	Reporting Violations and Reimbursement. Each Party shall immediately notify the other Parties of any violation of Section 15.1(A). In addition to other remedies to which a non-breaching Party may be legally entitled and notwithstanding termination of this Agreement pursuant to Section 15.1(C), any non-breaching Party, at its sole discretion, may require a breaching Party to pay, in appropriate proportions, an amount equal to the value of the gift paid or given in that violation or event.

(C)	Termination. Any Party may, at its sole option, terminate this Agreement with immediate effect for any violation of Section 15.1(A) or 15.1(B) or breach of the warranties set out in Section 8.2(F) or 8.4(S) pursuant to Section 12.1(A)(2)(d). If any Party terminates this Agreement for violation of Section 15.1(A) or 15.1(B), or breach of the warranties set out in Section 8.2(F) or 8.4(S), then the breaching Party shall reimburse to the non-breaching Parties (as applicable) any payments made by any of them pursuant to this Agreement, and all costs incurred by any of them in connection with this Agreement, as well as any future costs such as legal costs.

16.	GOVERNING LAW AND RESOLUTION OF DISPUTES

16.1	Governing Law. This Agreement is governed by and interpreted under the laws of the State of Delaware, without regard to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods, 1980 (known as the “Vienna Sales Convention”) does not apply to this Agreement.

16.2	Resolution of Disputes. The Parties shall exclusively and finally resolve any Dispute between them using direct negotiations and arbitration as set out in this Section 16, except as permitted in Section 6, 16.7 or 18.10, and except for matters that are to be resolved by the Accounting Referee pursuant to Exhibit C.

16.3	Direct Negotiations. If a Dispute arises, a Party shall initiate the resolution process by giving notice setting out, in writing and in detail, the issues in Dispute and, if practical, a reasonable estimate of the value of the Losses expressed in U.S. Dollars to the other Parties. The Parties shall use their respective commercially reasonable efforts to ensure that a meeting, attended by individuals with decision-making authority, takes place within 30 days from the date the notice was sent in an attempt to resolve the Dispute through direct negotiations.

16.4	Arbitration. If the Dispute is not resolved by negotiation within 60 days from the date of the initiation of direct negotiations, then the Dispute shall be finally resolved by binding arbitration and any Party may initiate arbitration by giving notice to the other Parties. The arbitration shall be conducted in accordance with the United Nations Commission on International Trade Law (“UNCITRAL”) Arbitration Rules, except to the extent of conflicts between the UNCITRAL Arbitration Rules and the provisions of this Agreement, in which event the provisions of this Agreement prevail. The International Centre for Dispute Resolution (in the case of Disputes involving one or more non-U.S. parties) or the American Arbitration Association (in the case of Disputes involving all U.S. parties) is the appointing authority. The place of arbitration shall be New York, New York, USA.

16.5	Arbitration Proceedings. The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 16.4:

(A)	The number of arbitrators shall be 1 if the monetary value of the Dispute is US$1,000,000 (or its currency equivalent) or less. The number of arbitrators shall be 3 if the monetary value is greater than US$1,000,000.

(B)	The arbitrator(s) must be fluent in the English and Spanish language, although the language of the arbitral proceeding shall be in English.

(C)	The arbitrator(s) must remain neutral, impartial and independent regarding the Dispute and the Parties. If the number of arbitrators to be selected is one, that arbitrator must be a lawyer experienced in the resolution of disputes with experience relating to the issues in Dispute.

(D)	The Parties shall submit true copies of all documents considered relevant with their respective statement of claim or defense and any counterclaim or reply. No Party may compel the others to produce additional documents. However, the arbitrator(s) may require the submission of additional documents limited to specific, narrow and well-defined classes of documents that the arbitrator(s) considers necessary for resolution of the Dispute.

(E)	The Parties waive any claim for, and the arbitrator(s) has no power to award, the damages excluded based on the definition of “Losses” or otherwise excluded under the terms of this Agreement. The arbitrator(s) has no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator(s) has the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration provision and existence or the validity of this Agreement.

(F)	The arbitrator(s) is authorized to take any interim measures which it considers necessary, including the making of interim orders or awards, or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified in Section 16.6.

(G)	Regardless of which Party prevails, all arbitration fees and costs shall be paid equally between Buyer, on the one hand, and Oronite and the Local Sellers, on the other hand, and each Party shall bear its own costs of legal representation and witness expenses.

16.6	Arbitral Award.

(A)	The arbitrator(s) must render a reasoned award in writing. The award is final and binding, and the Parties waive any right to appeal under any applicable Law.

(B)	The Dispute shall be resolved as quickly as possible. The arbitration award must be issued within 3 months from the completion of the hearing, or as soon as possible thereafter.

(C)	Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the Person or shares of the non-prevailing Party.

The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

16.7	Judicial Proceedings.

(A)	Except for proceedings under Section 16.7(B) of this Agreement, the Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, to the extent that such waiver may be validly made.

(B)	Each Party may apply to a court for:

(1)	interim measures as necessary until appointment of the arbitrator(s), or pending determination by the arbitrators(s);

(2)	preserving property pending determination by the arbitrator(s);

(3)	enforcing judgment entered on an award;

(4)	enforcing Section 16.8 of this Agreement and preventing any information, documents or materials disclosed during those proceedings from being used or disclosed by that Party for any purpose other than enforcement of Section 16.8;

(5)	other judicial proceedings or recourse that the Parties cannot validly waive; or

(6)	specific performance pursuant to Section 18.10.

(C)	Except for proceedings to preserve property pending determination by the arbitrator(s) or to enforce an award, the mandatory exclusive venue for any judicial proceeding expressly permitted in this Agreement is in the United States District Courts of the Southern District of New York located in New York, New York, USA. The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction.

(D)	The Parties agree that this Section 16.7 shall not constitute a waiver of the right to arbitration.

16.8	Confidentiality.

(A)	The Parties agree that any Dispute and any negotiations, mediation and arbitration proceedings among the Parties in relation to any Dispute shall be confidential and shall not be disclosed to any Third Party.

(B)	The Parties further agree that any information, documents or materials created or produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute shall be confidential and shall not be disclosed to any Third Party.

(C)	Without prejudice to the foregoing, the Parties agree that disclosure of the information set forth in Section 16.8(A) and Section 16.8(B) above may be made under the following circumstances:

(1)	With prior written notice to the other Parties, in order to enforce any of the provisions of this Agreement, including without limitation, the Parties’ agreement to arbitrate, any arbitration order or award and any court judgment.

(2)	With prior written notice to the other Parties, to the auditors, legal advisers, insurers and Affiliates of any such other Party to whom the confidentiality obligations set out in this Agreement shall extend.

(3)	With prior written notice to the other Parties, where any such other Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation.

(4)	With the prior written consent of the other Parties.

17.	NOTICES AND CONTACT INFORMATION

17.1	Notices.

(A)	All notices required or permitted under this Agreement must be in writing and delivered by mail (postage prepaid), or by hand delivery to the address of the receiving Party set out in the signature page to this Agreement, unless otherwise specified in this Agreement. Notice may also be delivered by facsimile sent to the facsimile number of the receiving Party set out in the signature page to this Agreement provided that the original notice is promptly sent to the recipient by mail (postage prepaid) or by hand delivery.

(B)	Notices are effective when received by the recipient during the recipient’s regular business hours.

(C)	Notices which do not comply with the requirements of this Agreement are ineffective, and do not impart actual or any other kind of notice.

17.2	Contact Information.

(A)	The contact information of each Party is as set out in the signature page to this Agreement.

(B)	Each Party may change its contact information by giving notice to the other Parties. If a notice is given under this Section 17.2(B), the contact information which is set out in the notice replaces the contact information as set out in this Agreement.

18.	GENERAL PROVISIONS

18.1	No Third Party Rights. No person who is not a Party to this Agreement has any rights under this Agreement or may enforce any provision in this Agreement; provided, however, that Affiliates of Oronite may enforce the audit rights and the remedies available to Oronite or its Affiliates set forth in Section 6.

18.2	Prior Agreements. This Agreement (including the Exhibits and Schedules hereto) comprises the complete and exclusive agreement between the Parties regarding the subject matter of this Agreement, and supersedes all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the Effective Date.

18.3	Amendment. No amendment to this Agreement is effective unless made in writing and signed by authorized representatives of all Parties.

18.4	Waiver. No waiver by any Party of this Agreement’s terms, provisions or conditions shall be effective unless specifically evidenced in writing and signed by or on behalf of the Party granting such waiver. A Party’s failure to pursue remedies for breach of this Agreement does not constitute a waiver by such Party of any breach of this Agreement or ability to raise any defense against claims against a Party for breach of this Agreement. The waiver or failure to require the performance of any agreement or obligation contained in this Agreement, or failure to pursue remedies for breach of this Agreement, does not waive a later breach of that agreement or obligation.

18.5	Severability. Each provision of this Agreement is severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law by a court or arbitrator of competent jurisdiction or by operation of any applicable Laws, such invalidity, unenforceability or illegality does not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision or part thereof is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

18.6	Assignments. This Agreement shall be binding on and inure for the benefit of the rightful successors and permitted assigns of the Parties. No rights, duties or obligations of any Party under this Agreement may be assigned without the prior written consent of the other Parties.

18.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original of this Agreement, and which together will constitute one and the same instrument; provided, that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. Signatures delivered via facsimile or other electronic transmission (including PDF) shall be binding.

18.8	Drafting. Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement must not be interpreted more severely against one of the Parties than against the other.

18.9	Further Assurances. Following the Closing, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

18.10	Specific Performance. The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their respective obligations under the provisions of this Agreement prior to or after the Closing (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent pre- and post-Closing breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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The Parties have executed this Agreement as evidenced by the following signatures by the authorized representatives of the Parties:

CHEVRON ORONITE COMPANY LLC Signature:	AFTON CHEMICAL DE MÉXICO S.A. DE C.V. Signature:

/s/ Ian R. Daniel	/s/ Robert A. Shama
Name: Ian R. Daniel Title: Attorney-In-Fact	Name: Robert A. Shama Title: Attorney-In-Fact

ADDRESS FOR NOTICES:

6001 Bollinger Canyon Road

San Ramon, CA 94583

Attention: President, Oronite
Facsimile: 925-842-3160

With a copy (which shall not constitute notice) to:

Chevron Products Company,

a division of Chevron U.S.A. Inc.

6001 Bollinger Canyon Road
San Ramon, CA 94583

Attention: Downstream, Chemicals &

Midstream Law

Facsimile: 866-420-0335

ADDRESS FOR NOTICES:

c/o Afton Chemical Corporation

500 Spring Street

Richmond, Virginia 23219

Attention: Robert A. Shama

Facsimile: 804-788-5091

With a copy (which shall not constitute notice) to:

NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219

Attention: General Counsel

Facsimile: 804-788-5519

[Signature Page to Share Sale Agreement]

LOCAL SELLERS’ REPRESENTATIVE, individually and for and on behalf of each of the other Local Sellers Signature:	NEWMARKET CORPORATION Signature:

/s/ Luis Avelino Molina Montes	/s/ Brian D. Paliotti
Name: Luis Avelino Molina Montes	Name: Brian D. Paliotti Title: Vice President & Chief Financial Officer

ADDRESS FOR NOTICES: c/o Santamarina y Steta S.C. Campos Elíseos 345, Piso 2 Chapultepec Polanco México City, D.F. 11560 Attention: Alfonso Castro Facsimile: 52-55-5280-7614	ADDRESS FOR NOTICES: 330 South Fourth Street Richmond, VA 23219 Attention: General Counsel Facsimile: 804-788-5519

ADITIVOS MEXICANOS, S.A. DE C.V. Signature:	AFTON CHEMICAL CORPORATION Signature:

/s/ Luis Fernando Molina Casas	/s/ Robert A. Shama
Name: Luis Fernando Molina Casas Title: General Director	Name: Robert A. Shama Title: President

ADDRESS FOR NOTICES: Corporativo MCS, Piso 14 Oficina 1401 Av. Miguel de Cervantes Saavedra 193 Col. Granada México City, D.F. 11520 Attention: Director General Facsimile: +52 (55) 9000 2390	ADDRESS FOR NOTICES: 500 Spring Street Richmond, VA 23219 Attention: Robert A. Shama Facsimile: 804-788-5091

[Signature Page to Share Sale Agreement]